Registration No. 333-_________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-4 EF
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------


                         FARMERS STATE BANCSHARES, INC.
             (Exact name of registrant as specified in its Charter)

       WISCONSIN                 39-1945922                   6711
(State of Incorporation)  (I.R.S. Employer I.D. No.)   (Primary Standard
                                                       Industrial Code No.)

                                   P.O. BOX 69
                             1606 COMMERCIAL STREET
                              BANGOR, WI 54614-0069
                                 (608) 486-2356
          (Address and telephone number of principal executive offices)

--------------------------------------------------------------------------------

          RICHARD G. BEDESSEM               JOHN E. KNIGHT
          P.O. Box 69                       Boardman, Suhr, Curry & Field LLP
          1606 Commercial Street            One S. Pinckney Street, 4th Floor
          Bangor, WI  54614-0069            Post Office Box 927
          (608) 486-2356                    Madison, WI  53701-0927

          (Name, address, telephone         (Copy of Notices)
          no. of agent for service)

--------------------------------------------------------------------------------


     Approximate date of commencement of proposed sale of the securities to the public: upon consummation of the reorganization.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed
Title of each                    Proposed          maximum
class of           Amount        maximum           aggregate       Amount of
securities to      to be         offering price    offering        registration
be registered      registered    per unit*         price*          fee
-------------      ----------    --------------    ----------      ------------

Common Stock,      2,250         $3,592.00         $8,082,000.00   $2,246.80
No par value

*Based on the book value of the common stock of Farmers State Bank on September 30, 1998, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).

                         FARMERS STATE BANCSHARES, INC.

                              Cross Reference Sheet

Form S-4, Part I
Item Number           Location in Prospectus

     1 FACING PAGE OF REGISTRATION STATEMENT; OUTSIDE FRONT COVER PAGE OF PROSPECTUS

     2                TABLE OF CONTENTS

     3                SUMMARY

     4 SUMMARY; THE REORGANIZATION; COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

     5                Not applicable

     6                FARMERS STATE BANCSHARES, INC.; FARMERS STATE BANK

     7                Not applicable

     8                THE REORGANIZATION

     9                FARMERS STATE BANCSHARES, INC.; FARMERS STATE BANK

    10                Not applicable

    11                Not applicable

    12                Not applicable

    13                Not applicable

    14 FARMERS STATE BANCSHARES, INC.; COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

    15                Not applicable

    16                Not applicable

    17                FARMERS STATE BANK; COMPARISON OF BANK STOCK WITH
                      HOLDING COMPANY STOCK

    18 THE REORGANIZATION; FARMERS STATE BANCSHARES, INC.; FARMERS STATE BANK; RIGHTS OF DISSENTING STOCKHOLDERS OF BANK

    19                Not applicable

                 [LETTERHEAD OF FARMERS STATE BANCSHARES, INC.]


To the Shareholders of Farmers State Bank:


     It is my pleasure to invite you to a special meeting of the shareholders of Farmers State Bank ("Bank"). We will hold the meeting on January 26, 1999, at 5:30 p.m., local time, at the Farmers State Bank, Bangor, Wisconsin. The annual meeting of Bank shareholders will take place immediately following the special meeting, at 6:00 p.m.


     This meeting is very important to you because you will be asked to approve the formation of a one-bank holding company for the Bank. A bank holding company is a corporation that owns most or all of the stock of a bank. The shareholders of the Bank will become the shareholders of the bank holding company.


     If the shareholders approve the holding company:


     o    you will become a shareholder of the holding company;

     o    the holding company will become the sole shareholder of the Bank; and

     o you will receive one share of holding company stock for each share of your Bank stock.

None of this involves the sale of the Bank.

     We have formed Farmers State Bancshares, Inc., to serve as the holding company. The same people currently serve as both the Bank's and Farmers State Bancshares, Inc.'s Board of Directors.

     More than 150 one-bank holding companies have been formed in Wisconsin. The Board of Directors believes that a holding company would be good for you and the Bank because:


     o The holding company can purchase its own stock from shareholders. Therefore, it can provide a potential market for the stock of the holding company. Banks are restricted in their ability to purchase their own stock from shareholders. This is the single most important advantage to a bank holding company.


     o It will allow us to respond efficiently to change in the law governing banks and bank- related activities.


     o It will allow us to more easily acquire other banks and operate them as branches of the Bank or as separate banks in areas not now served by the Bank.


     o It will allow us to meet future Bank capital needs by having the holding company take out loans which are repaid by nontaxable Bank dividends.


     o It will allow us to compete more effectively with other bank holding companies.



     This letter is followed by a formal notice of the special meeting of shareholders and a prospectus proxy statement. The prospectus-proxy statement serves two purposes:


     o The Bank's proxy statement describes the proposed transaction and asks you to send in your Proxy to vote on the holding company. A form of Proxy is enclosed separately (on blue paper).

     o A prospectus of the holding company describes the holding company and its stock.


     We have also included financial statements for the Bank.



     The Board of Directors of the Bank unanimously recommends that you vote to approve the formation of the holding company. All of the Bank's directors intend to vote in favor of Farmers State Bancshares, Inc. as a holding company for the Bank, and they encourage you to join them. Please read the enclosed prospectus-proxy statement carefully before making your decision.

     To approve the holding company, a majority of all of the outstanding Bank shares must vote in favor of Farmers State Bancshares, Inc. as a holding company for the Bank. YOUR VOTE IS IMPORTANT, regardless of how many shares you own. Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy form promptly in the enclosed envelope. If you attend the meeting and prefer to vote in person, you may do so, even if you turn your Proxy in at this time.


     Please return the enclosed Proxy to ensure that your vote counts. If you have questions about the holding company or the prospectus-proxy statement, please call me at (608) 486-2356.

                                   Very truly yours,



                                   Richard G. Bedessem, President

                               FARMERS STATE BANK

                                   P.O. Box 69
                             1606 Commercial Street
                              Bangor, WI 54614-0069
                                 (608) 486-2356



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


     A special meeting of the shareholders of Farmers State Bank (the "Bank") will be held on January 26, 1999, at Farmers State Bank, Bangor, Wisconsin, at 5:30 p.m., to


     1.   Vote on the following resolution:


          RESOLVED, that the formation of a bank holding company for Farmers State Bank, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Farmers State Bank and Farmers State Bancshares, Inc., and a Merger Agreement between Farmers State Bank and New Farmers State Bank, whereby
          (i) Farmers State Bank will become a wholly-owned subsidiary of Farmers State Bancshares, Inc., and (ii) shareholders of Farmers State Bank will become shareholders of Farmers State Bancshares, Inc., is hereby authorized and approved.


     2.   Transact other proper business.


     The record date for the special meeting is December 28, 1998. Only stockholders of record at the close of business on that date can vote at the meeting. In order to form the holding company, a majority of outstanding Bank shares must be voted in favor of the above resolution.

     Shareholders and beneficial shareholders may be entitled to assert dissenters' rights. A copy of the law pertaining to dissenters' rights, sections
221.0706 through 221.0718 of the Wisconsin Statutes, is attached as Exhibit C to the following prospectus-proxy statement.

     The Directors of the Bank unanimously believe that the proposed holding company is in the best interests of the Bank and its shareholders, and urge shareholders to vote "for" the above resolution.

                                   By Order of the Board of Directors



                                   Berdine Freit, Cashier

___________________, 199_

                                  Defined Terms

"We" or "Us" means the directors and management of Farmers State Bank and Farmers State Bancshares.

"Bank" means Farmers State Bank.

"Holding Company" or "Company" means Farmers State Bancshares, Inc.

"New Bank" means the temporary organization formed for the sole purpose of merging the Bank into the New Bank as part of the reorganization.

"Reorganization" means the formation of the holding company for the Bank through the merger of Bank into New Bank and the exchange of Holding Company stock for Bank stock. As a result of the Reorganization, the Bank will become a subsidiary of the Holding Company, and the current shareholders of the Bank will become shareholders of the Holding Company.

                                  PROSPECTUS OF
                         FARMERS STATE BANCSHARES, INC.

                                   P.O. Box 69
                             1606 Commercial Street
                              Bangor, WI 54614-0069

                   2,250 Shares of Common Stock, No Par Value


                                       AND


                                 PROXY STATEMENT
                                       OF
                               FARMERS STATE BANK

                      Special Meeting of Farmers State Bank
                    Shareholders to be held January 26, 1999



     Farmers State Bancshares, Inc. is furnishing this prospectus to you, the shareholders of Farmers State Bank. The prospectus relates to the shares of Farmers State Bancshares, Inc. stock which will be exchanged, on a one-for-one basis, for your shares of Farmers State Bank stock as a result of the formation of a bank holding company for Farmers State Bank.


     The bank holding company will be formed through a reorganization. In the reorganization, which is described in detail in this prospectus, Farmers State Bank will become a wholly owned subsidiary of Farmers State Bancshares, Inc., and the shareholders of the Bank will become the shareholders of Farmers State Bancshares, Inc. (the holding company). The specific components of this reorganization are set forth in the Plan of Reorganization and Merger Agreement, which are attached to this prospectus-proxy statement as Exhibit A.


     This prospectus-proxy statement is also being furnished to you because the Board of Directors of Farmers State Bank is soliciting your proxy to be used at the special meeting of shareholders to be held January 26, 1999. At the special meeting, you will be asked to consider and vote on the proposed formation of a holding company for Farmers State Bank.


     Definitions of capitalized terms used in this prospectus-proxy statement are on the facing page.


     As required by the Securities Act of 1933, the holding company has filed a Registration Statement on Form S-4. This Registration Statement covers the shares of Farmers State Bancshares, Inc. common stock that will be issued as part of the formation of the holding company for the Bank.

THE FOLLOWING ARE IMPORTANT DISCLOSURES. PLEASE READ THEM CAREFULLY:

     This prospectus-proxy statement is not an offer to sell to or solicitation of an offer to buy from any person or in any jurisdiction where it is illegal to make or solicit such an offer. Wherever this offer is required to be made by a licensed broker or dealer, only a registered, licensed broker-dealer may make this offer on behalf of the holding company.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus-proxy statement is only accurate as of the date printed on the bottom of this page. We are required to advise you if there is any fundamental change affecting the formation of the holding company.

     The shares of holding company stock to be issued in the holding company formation will not be savings accounts or deposits, and will not be insured by the Federal Deposit Insurance Agency or any other government agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the holding company formation, passed upon the accuracy of this prospectus-proxy statement or determined if this prospectus-proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this prospectus-proxy statement is _________________, 199_.

                                TABLE OF CONTENTS

                                                                         Page

SUMMARY...............................................................     i

INTRODUCTION..........................................................     1

FORWARD-LOOKING STATEMENTS............................................     1

THE REORGANIZATION....................................................     3

         General......................................................     3
         Reasons for the Reorganization...............................     3
         Summary of the Reorganization................................     5
         Special Meeting of Shareholders..............................     6
         Operation of the Bank Following the Reorganization...........     7
         Accounting Treatment of the Transaction......................     8
         Conditions Precedent to the Reorganization...................     8
         Closing Date.................................................     9
         Resales of Holding Company Stock by "Affiliates".............     9
         Tax Considerations...........................................     10
         Securities Regulation........................................     11
         Resale of Holding Company Common Stock.......................     11
         Expenses of Reorganization...................................     11

RIGHTS OF DISSENTING SHAREHOLDERS OF BANK.............................     11

FARMERS STATE BANCSHARES, INC.........................................     12

         History, Business, and Properties............................     12
         Management...................................................     13
         Principal Shareholders.......................................     13
         Description of Holding Company's Common Stock................     13
         Executive Compensation.......................................     14
         Transactions with Related Parties............................     14
         Right of First Refusal and Indemnification Provisions........     14

FARMERS STATE BANK....................................................     15

         History, Business and Properties.............................     15
         Year 2000 Readiness Disclosure...............................     15
         Management...................................................     17
         Business Background of Directors and Executive Officers......     19
         Executive Compensation.......................................     20
         Director Compensation........................................     20
         Board Review of Management Compensation......................     20
         Principal Shareholders.......................................     20
         Description of the Stock of the Bank.........................     21
         Transactions with Related Parties............................     21
         Indemnification of Directors and Officers....................     21
         Shares of the Stock Owned or Controlled by Management........     22
         Recommendation of the Bank's Board of Directors..............     22
         Financial Statements.........................................     22

COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK...................     22

         Authorized Shares and Par Value..............................     22
         Voting Rights................................................     23
         Dividends....................................................     24
         Market for the Stock.........................................     25
         Value........................................................     27
         Other........................................................     28

SUPERVISION AND REGULATION............................................     28

         General......................................................     28
         Banking Regulation...........................................     29
         Capital Requirements for the Holding Company and the Bank....     30
         FDIC Deposit Insurance Premiums..............................     30
         Loan Limits to Borrowers.....................................     31
         Recent Regulatory Developments...............................     31

AVAILABLE INFORMATION.................................................     31

LEGAL MATTERS.........................................................     31

EXHIBIT A - Agreement and Plan of Reorganization

EXHIBIT B - Tax Opinion of Boardman, Suhr, Curry & Field LLP

EXHIBIT C - Sections 221.0706 through 221.0718 of the Wisconsin Statutes

EXHIBIT D - Articles of Incorporation of Farmers State Bancshares, Inc.

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the formation of the holding company for the Bank better, and for a more complete description of the legal terms of these transactions, you should read this entire prospectus-proxy statement carefully, including the Exhibits that are attached at the end.

Parties

     The  Holding Company

     o    Organized by Bank management.

     o    Wisconsin corporation.

     o Intended by Bank management to become a one- bank holding company for the Bank.

     o    Still in the organizational phase, so

     o    No operating history.

     o For more information, see "FARMERS STATE BANCSHARES, INC. - History, Business, and Properties."

     Address:        Farmers State Bancshares, Inc.
                     P.O. Box 69
                     1606 Commercial Street
                     Bangor, WI  54614-0069
                     (608) 486-2356



     The Bank

     o    Chartered under the laws of Wisconsin.

     o Operating as a commercial bank with its main office in Bangor, Wisconsin, since 1910.

     o Offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves.

     o    Services include  agricultural,  commercial,  real estate and personal
          loans;  checking,   savings  and  time  deposits;   investments,   and
          individual retirement accounts.

     o For more information, see "FARMERS STATE BANK - History, Business, and Properties."

     Address:        Farmers State Bank
                     P.O. Box 69
                     1606 Commercial Street
                     Bangor, WI  54614-0069
                     (608) 486-2356

The Formation of a One-Bank Holding Company for the Bank
--------------------------------------------------------

     The Board of Directors of the Bank proposes to form a bank holding company for the Bank. As part of the formation process, the holding company will trade one share of its common stock for each outstanding share of your Bank stock. As a result,

     o the holding company will be owned by you, the former Bank shareholders and

     o    the Bank will become a wholly-owned subsidiary of the holding company.


Other things you should know about the formation of the holding company:

     o There will be no change in the compensation or benefits of Bank directors or executive officers.

     o The holding company will not have to file reports with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934.

     o The holding company will voluntarily provide its shareholders with the same types of reports that the Bank currently provides to Bank shareholders.

     o For more information, see "AVAILABLE INFORMATION." For more information about the Reorganization, see "THE REORGANIZATION - Summary of the Reorganization" and the Agreement and Plan of Reorganization attached as Exhibit A.


Special Meeting of Shareholders
-------------------------------

     The meeting will be held January 26, 1999, at 5:30 p.m. at Farmers State Bank, Bangor, Wisconsin. Only shareholders of record as of the close of business on December 28, 1998, will be entitled to vote at the meeting.

     At the meeting, you, the Bank shareholders, will consider and vote on the formation of a bank holding company for the Bank pursuant to the Agreement and Plan of Reorganization that are attached as exhibits to this proxy statement-prospectus. We can only form a holding company if the holders of a majority of outstanding Bank stock vote in favor of the transaction.

     As of the date of this prospectus - proxy statement, directors and executive officers of the Bank own or control, directly or indirectly, approximately 20.48% of the outstanding Bank stock.

     For more information, see "THE REORGANIZATION - Special Meeting of Shareholders."

Recommendation of the Bank's Board of Directors
-----------------------------------------------

         The Board believes that the formation of a holding company for the Bank is in the best interests of the Bank and its shareholders. The Board unanimously recommends that you vote your Bank shares to approve the holding company.


         For  more  information,   see  "THE  REORGANIZATION   Reasons  for  the
Reorganization" and "FARMERS STATE BANK - Recommendation of the Bank's Board of Directors."

Effect on Bank Shareholders
---------------------------

     Assuming a majority of the Bank shareholders approve the holding company formation, the directors of the holding company will chose an appropriate day on which to "close" the formation of the holding company. For a discussion of how they choose this "closing date," see "THE REORGANIZATION - Closing Date."

     On the closing date, the holding company will exchange one share of its holding company stock for each share of Bank stock that you hold immediately prior to the closing date. As a result of this exchange, you and the other Bank shareholders will become the shareholders of the holding company, and the holding company will become the sole shareholder of the Bank. For more information, see "THE REORGANIZATION."

     This exchange will be subject to certain limitations and dissenters' rights provided by law. For a discussion of dissenters rights, see the following sections and "RIGHTS OF DISSENTING SHAREHOLDERS AND BANK".

Dissenters' Rights
------------------

     Under certain provisions of the Wisconsin Statutes, as a holder of Bank stock, you have the right to:

     o    dissent from the formation of the holding company and

     o    obtain payment of the fair value of your shares in cash.

However, you may only exercise these rights if you:

     o deliver to the Bank before the vote is taken a written notice of your intent to demand payment for your shares if the proposed formation of the holding company occurs,

     o refrain from voting your shares in favor of the proposed formation of the holding company,

     o demand payment in writing before the date stated in the dissenters' notice which will be sent to you after the shareholder meeting, if you dissent,

     o    surrender your Bank stock certificates, and

     o    take certain other actions.

For more information, see "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK" and Exhibit C.


Federal Income Tax Consequences
-------------------------------

     We have structured the holding company formation to qualify as a tax free transaction under the federal tax laws. Therefore, you should not recognize any gain or loss on the exchange of your Bank stock for holding company stock. Exhibit B to this prospectus-proxy statement is an opinion of an attorney that the formation of the holding company is a tax-free transaction. The opinion of an attorney is not binding on the Internal Revenue Service. See "THE REORGANIZATION - Tax Considerations."

     However, if you exercise your dissenter's rights and receive cash for your shares of Bank stock instead of exchanging the shares for holding company stock, as discussed above under "Dissenters' Rights", you will be taxed on the cash that you receive for your shares of Bank stock.

Date of the Holding Company Formation
-------------------------------------

     We will form the holding company for the Bank as soon as practicable after we receive all necessary approvals from governmental agencies and authorities, and after certain other terms and conditions are satisfied. The Bank will close its transfer records twenty (20) days prior to the closing date, which, as we mentioned above, is an appropriate date that the directors of the holding company will choose to "close" the holding company formation process. Until the Bank's transfer records are closed, you may sell or otherwise transfer your Bank stock. The holding company formation process will close no later than July 1, 1999, unless the parties agree to another date in writing. See "THE REORGANIZATION - Closing Date."

Conditions for the Holding Company Formation
--------------------------------------------

     We cannot form a holding company for the Bank unless the Wisconsin Department of Financial Institutions Division of Banking, the Federal Reserve Board, the Federal Deposit Insurance Corporation, and a majority of the outstanding stock of the Bank approve the transaction. In addition, other terms and conditions must also be satisfied. See "THE REORGANIZATION - Conditions Precedent to the Reorganization."

     The holding company and the Bank may change or waive certain conditions if, in the opinion of the Boards of Directors of the holding company and the Bank, the action would not significantly diminish the benefits intended for holders of holding company stock.

Right of First Refusal
----------------------

     The shares of holding company stock will be subject to a limitation on transfer that currently does not apply to Bank stock. This limitation is known as the "right of first refusal." One of the purposes of forming a holding company for the Bank is to enable the Bank to continue under local control. A right of first refusal provides the holding company with a mechanism for assuring local control of the Bank. Here are some important things to know about a right of first refusal:

     o If someone offers in writing to buy your holding company stock, a "right of first refusal" gives the holding company the right to buy your stock first at the same price and on the same terms as those offered by the person who wanted to buy your stock.

     o The right of first refusal will apply to holding company stock held by all shareholders. You may pledge your holding company stock or transfer it within your immediate family. However, after it is pledged or transferred, the stock will still be subject to the right of first refusal.

     o In order to amend the right of first refusal, at least seventy-five percent (75%) of the outstanding shares of holding company voting stock must be voted in favor of the amendment.

     o The holding company's right to purchase your stock first may limit your ability to sell your shares to buyers other than the holding company.

     o The right of first refusal may reduce the likelihood of another buyer obtaining control of the holding company through the acquisition of large blocks of holding company stock.

     o The holding company's right of first refusal does not mean that the holding company can set the price for your stock. If the holding company wishes to buy your stock instead of allowing you to sell it to another person, the holding company MUST pay the price offered in writing by the person who wanted to buy your stock.


     For more information, see "FARMERS STATE BANCSHARES, INC. -- Right of First Refusal and Indemnification Provisions" and "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

                   ------------------------------------------
                                 PROXY STATEMENT
                                       AND
                                   PROSPECTUS
                   ------------------------------------------


                                  INTRODUCTION
                                  ------------


     Farmers State Bancshares, Inc. ("Holding Company") is a business corporation organized at the request of the Board of Directors of Farmers State Bank ("Bank") for the purpose of the reorganization. See "FARMERS STATE BANCSHARES, INC." The Bank is a state-chartered bank that has been operating as a commercial bank with its main office in Bangor, Wisconsin, since 1910. See "FARMERS STATE BANK."

     The reorganization is being conducted for the purpose of forming a holding company for the Bank, according to a plan of reorganization approved by the Board of Directors of the Holding Company and by the Board of Directors of the Bank. See "THE REORGANIZATION - Summary of the Reorganization." The Board of Directors of the Bank believes that the formation of a bank holding company will benefit the Bank and its shareholders. See "THE REORGANIZATION - Reasons for the Reorganization" and "FARMERS STATE BANK - Recommendation of the Bank's Board of Directors."

     This prospectus-proxy statement contains information intended to help each Bank shareholder decide whether to vote to approve the formation of a bank holding company. See, for example, "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK." The Board of Directors of the Holding Company urges each Bank shareholder to carefully read the entire prospectus-proxy statement.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

     When used in this prospectus-proxy statement, in the Bank's or Holding Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "are expected to," "estimate," "is anticipated," "project," "will continue," "will likely result," or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bank's market area, and competition, that could cause actual results to differ materially from what the Bank or Holding Company have presently anticipated or projected. The Bank and Holding Company wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Bank and Holding Company wish to advise readers that factors addressed within the prospectus-proxy statement could affect the Bank's financial performance and could cause the Bank's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Bank and Holding Company caution that, while they believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, the Bank, the Holding Company, or their directors or officers, express an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished.

     The Bank and Holding Company do not undertake -- and specifically decline any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               THE REORGANIZATION
                               ------------------


General
-------

     The reorganization is designed to offer shareholders of Farmers State Bank ("Bank") the opportunity to form a bank holding company. Pursuant to the reorganization, the following steps have already occurred:

     1. Farmers State Bancshares, Inc. ("Holding Company"), a Wisconsin business corporation, has been incorporated for the purpose of participating in the reorganization and becoming a bank holding company; and

     2. the Board of Directors of the Bank and the Board of Directors of the Holding Company have adopted and approved an Agreement and Plan of Reorganization.

     The following steps,  among others,  remain to be completed pursuant to the
reorganization   (see  "THE   REORGANIZATION  -  Conditions   Precedent  to  the
Reorganization"):

     1. the shareholders of the Bank must approve the reorganization by the affirmative vote of a majority of the outstanding Bank stock;

     2.   the  Federal   Reserve  Board  must  approve  the  Holding   Company's
          application to become a bank holding company under the Bank Holding Company Act of 1956, as amended;

     3. the Wisconsin Department of Financial Institutions Division of Banking must approve the reorganization; and

     4.   the  Federal   Deposit   Insurance   Corporation   must   approve  the
          reorganization.

Reasons for the Reorganization
------------------------------

     The Board of Directors of the Bank recommends the reorganization because it believes that a bank holding company will provide benefits to the shareholders and to its community. In addition, the Board believes that the formation of a holding company will offer opportunities to the Bank to compete more effectively and to expand its services in type, in number, and in geographical scope.

     Market for the Stock. Under Wisconsin law, a state-chartered bank is prohibited from holding or purchasing more than 10% of its own stock, except in certain limited circumstances. Federal law imposes additional restrictions. Therefore, any Bank shareholder who desires to sell his or her Bank stock must generally locate a person willing to purchase the stock. In the past, there has been a limited market for Bank stock, making it difficult for a seller to find a buyer, particularly if the seller owns a large number of shares that would require a substantial purchase price.

     Flexibility. The proposed reorganization will, in the opinion of the Board, better prepare the Bank for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Opportunities may arise for bank holding companies that are not available to banks. The bank holding company corporate structure may prove valuable in taking advantage of any new opportunities in banking and bank-related fields that are made available by deregulation or otherwise.

     The Holding Company will not be prohibited by law from purchasing Holding Company stock, unless such a purchase would make the Holding Company insolvent. The Holding Company may therefore become a potential buyer of that stock.
Selling shareholders are required to offer their shares first to the Holding Company under its right of first refusal. The Holding Company will not be required to purchase stock, however, but may do so in the discretion of its Board of Directors. In certain circumstances, approval by the Federal Reserve Board may be required for the purchase of Holding Company stock. For more information about the Holding Company's ability to purchase stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK Market for the Stock."

     Expansion. The principal means for a bank to seek continued growth, apart from utilizing more fully the business potential within its present market area, is by use of the holding company structure to reach into other geographic markets. After the reorganization, the Holding Company will be able to, and may, subject to approval of regulatory authorities, create new banks or acquire existing banks anywhere in Wisconsin and neighboring states. The Holding Company has no present plans to acquire any such banks.

     Diversification. The proposed bank holding company offers the ability to diversify the business of the Bank by creating or acquiring corporations engaged in bank-related activities. Diversification into bank-related activities is governed by the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board promulgated pursuant to that Act. The range of activities in which a holding company may engage through nonbank subsidiaries includes, subject to approval of the Federal Reserve Board, loan service companies, mortgage companies, independent trust companies, small loan and factoring companies, equipment leasing companies, credit life and disability insurance companies, and certain insurance, advisory, and brokerage operations. The Holding Company may in the future engage directly or through subsidiaries in one or more of those activities. However, the timing and extent of those operations by the Holding Company will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of the Holding Company and the Bank.

     Capital Requirements. The proposed reorganization will also provide, in the opinion of the Board, greater flexibility in meeting the financing needs of the Bank. Currently, there is no need for the Bank to obtain additional capital. If the need for additional capital should arise, however, those capital requirements of the Bank could be obtained through borrowings by the Holding Company, which would then be paid to the Bank by the Holding Company as a capital contribution or as a purchase of additional Bank stock. The loan to the Holding Company would be paid with dividends received from the Bank, which would not be taxable to the Holding Company if it holds at least 80% of the Bank stock. The interest expense incurred by the Holding Company on the loan could be used to offset Bank earnings on a consolidated federal income tax return.

     General. The Board believes that greater overall strength will result to the Bank through the formation of the Holding Company. The formation of the Holding Company is not part of a plan or effort to adversely affect any shareholder, or to unduly benefit any shareholder, director, or officer. Except for those shareholders who exercise dissenters' rights, the proportionate interests of the Bank shareholders in the Holding Company stock will be identical to their current proportionate interests in the Bank stock.

Summary of the Reorganization
-----------------------------

     The Holding Company intends to acquire all of the outstanding stock of the Bank through a reorganization. To perform the reorganization, the Holding Company will organize a new bank, called New Farmers State Bank ("New Bank"), as a wholly-owned subsidiary of the Holding Company. New Bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and (except for a nominal capital contribution required by law) no assets. It will be a "shell" corporation, and will be incorporated for the sole purpose of assisting in the reorganization.

     To perform the reorganization, the Bank will be merged into the New Bank. The stock of the Bank now held by the shareholders will be converted into Holding Company stock at the rate of one share of Holding Company stock for each share of Bank stock that they currently own. Therefore, the Bank shareholders will become shareholders of the Holding Company. In addition, by virtue of the merger of the Bank into the New Bank, the Bank will become a wholly-owned subsidiary of the Holding Company.

     Currently, the Bank shareholders own 2,250 shares of the Bank's stock. After the reorganization, the Holding Company will own the Bank, and the former Bank shareholders will own the Holding Company, as follows:

          Current                            After Reorganization

          Shareholders                       Shareholders

               2,250 shares                       2,250 shares (100%) of
               (100%)of Bank                      Holding Company stock
               stock
                                             Holding Company

                                                  2,250 shares (100%) of
                                                  Bank stock
          Bank
                                             Bank


Special Meeting of Shareholders
-------------------------------

     Section 221.0702 of the Wisconsin Statutes requires that at least a majority of the outstanding stock of a state-chartered bank approve a merger of that bank. Because the reorganization will be conducted as a merger of the New Bank and the Bank, that requirement must be fulfilled.

     A vote on the proposed holding company will be taken at the special meeting of shareholders of the Bank, to be held on January 26, 1999, at 5:30 p.m., at Farmers State Bank, Bangor, Wisconsin. The close of business on December 28, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date there were outstanding and entitled to vote 2,250 shares of Bank stock. Each outstanding share of Bank stock entitles the record holder to one vote on all matters to be acted upon at the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of 1,126 of the issued and outstanding shares of Bank stock is required to approve the holding company. For purposes of counting votes at this special meeting of shareholders, abstentions (that is, proxies on which the box labeled "Abstain" has been checked) are treated as "no" votes. Also for purposes of counting votes at the special meeting of shareholders, broker non-votes are treated as abstentions and therefore as "no" votes. Abstentions are not treated as "no" votes for purposes of dissenters' rights.

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BANK STOCK VOTE "FOR" THE TRANSACTION. See "FARMERS STATE BANK - Recommendations of the Bank's Board of Directors." As of the date of this prospectus-proxy statement, the directors and executive officers of the Bank owned or controlled, directly or indirectly, 460.75 shares, or approximately 20.48%, of the Bank stock outstanding. See "FARMERS STATE BANK Management." The directors and officers of Bank have indicated that they will vote to approve the transaction, and are soliciting proxies from Bank shareholders.

     A shareholder may vote his or her shares in person or by proxy. Each shareholder is encouraged to return the enclosed Proxy (on blue paper), even if he or she intends to attend the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions on the proxy. Proxies containing no instructions will be voted "FOR" approval of the holding company. On any other matters properly brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. A proxy may be revoked at any time before it is voted, either by written notice filed with the Cashier of the Bank or with the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her proxy shall not of itself constitute a revocation. Failure to submit a proxy or to vote at the meeting has the same effect as a negative vote for purposes of approving or disapproving the reorganization.

     Wisconsin law provides appraisal rights to holders of Bank stock who dissent from the merger, if statutory procedures are followed. See "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

Operation of the Bank Following the Reorganization
--------------------------------------------------

     The Holding Company anticipates that, following the reorganization, the business of the Bank will be conducted substantially unchanged from the manner in which it is now being conducted. The Bank's name will not be changed. The Holding Company anticipates that the Bank will be operated under substantially the same management, and no changes in personnel or compensation of Bank officers or directors are anticipated as a result of the reorganization. After the reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities, to the same extent as currently applicable. See "SUPERVISION AND REGULATION." The Bank will continue to prepare an annual report in the same format as in prior years, and the Holding Company will send to all of its shareholders a consolidated annual report, in a similar format as that used in the Bank's report. The Holding Company will convene an annual meeting of its shareholders, at a similar time and for similar purposes as the Bank's annual meeting.

Accounting Treatment of the Transaction
---------------------------------------

     The reorganization will be treated as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be recorded in the financial statements of the Holding Company at their carrying values at the Effective Date.

Conditions Precedent to the Reorganization
------------------------------------------

     The Agreement and Plan of Reorganization (Exhibit A) provides that the consummation of the reorganization is subject to certain conditions that have not yet been met, including, but not limited to, the following:

     1. no investigation, action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the reorganization or otherwise arising out of or concerning the reorganization;

     2. the application by the Holding Company to be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, must have been approved by the Federal Reserve Board;

     3. the Wisconsin Department of Financial Institutions Division of Banking must have granted all required approvals for consummation of the reorganization;

     4. the Federal Deposit Insurance Corporation must have granted all required approvals for consummation of the reorganization;

     5.   the   reorganization   must  have  been  approved  by  a  majority  of
          shareholders of the outstanding Bank stock;

     6. the Holding Company and the Bank must have received an opinion from counsel for the Holding Company and the Bank attached to this prospectus proxy statement as Exhibit B to the effect that the transaction will be a tax-free reorganization for the organizations and participating Bank shareholders;

     7. no change shall have occurred or be threatened in the business, financial condition or operations of the Bank that, in the judgment of the Holding Company, is materially adverse;

     8. no more than ten percent (10%) (225 shares or fewer) of the Bank stock shall be "dissenting shares" pursuant to the exercise of dissenters' rights; and

     9. the reorganization must be completed by July 1, 1999, unless extended by both the Bank and the Holding Company.

These conditions are for the sole benefit of the Holding Company and the Bank, and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the Holding Company and the Bank concerning the events described above shall be final and binding.

     It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be approved only if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the Holding Company stock under the reorganization. The reorganization may be terminated and abandoned by the mutual consent of the Board of Directors of the Holding Company and the Board of Directors of the Bank at any time prior to the closing date.

Closing Date
------------

     The closing of the reorganization shall take place on a date, the "Closing Date," to be selected by the Holding Company, at the offices of the Bank, P.O. Box 69, 1606 Commercial Street, Bangor, WI 54614-0069; provided, however, that the Closing Date shall be a date no later than thirty (30) days after all conditions have been met and all approvals, consents and authorizations for the valid and lawful consummation of the reorganization have been obtained. The Bank will close its transfer records twenty (20) days prior to the Closing Date for a period through and including the Closing Date. Until the Bank's transfer records are closed, Bank shareholders may sell or otherwise transfer their Bank stock.

     On the Closing Date, all of the Bank shareholders' right, title and interest in and to the shares of the Bank stock, without any action on the part of the shareholders, shall automatically become and be converted into a right only to receive the Holding Company stock. Commencing on the Closing Date, the Holding Company shall issue and deliver the Holding Company stock to the shareholders as set forth in the Agreement and Plan of Reorganization (Exhibit
A).

     The Closing Date shall be no later than July 1, 1999, unless that date is extended by mutual written agreement of the parties.

Resales of Holding Company Stock by "Affiliates"
------------------------------------------------

     Under the federal securities laws there are certain restrictions on resales of Holding Company stock received in the reorganization by persons who are deemed to be an "affiliate" of the Bank. In general, an affiliate for these purposes would include directors and executive officers and any person who, individually or through a group, is deemed to control the Bank. Members of a family may be regarded as members of a group if, by acting in concert, they would have the power to control the Bank. "Control" may be evidenced by ownership of 10% or more of the voting securities of the Bank. Certificates for shares of Holding Company stock received by an affiliate in the reorganization will carry a legend referring to the restrictions on resale. Specifically, that legend will state:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

The Holding Company will issue stop-transfer instructions to the Holding Company transfer agent with respect to such certificates. Neither the Bank nor the Holding Company will register the shares of Holding Company stock for resale, and any such registration shall be at the expense and instance of any shareholder desiring such registration.

     This prospectus-proxy statement may not be used by an affiliate of the Bank or the Holding Company for the resale of Holding Company stock received pursuant to the reorganization.

Tax Considerations
------------------

     Corporate Income Tax. After the reorganization, the Holding Company will own at least 80% of the outstanding stock of the Bank. This will permit the Holding Company to file a consolidated federal income tax return with the Bank. The filing of a consolidated federal income tax return will permit the deduction of any interest expense the Holding Company may incur as an expense against the income of the Bank, and any dividend paid to the Holding Company by the Bank on the shares of the Bank's capital stock held by the Holding Company would not be taxable as income to the Holding Company. In addition, the ability to file a consolidated federal income tax return may increase the cash flow available to the Holding Company to meet its obligations. The State of Wisconsin does not permit consolidated income tax returns.

     The creation of the Holding Company creates a separate taxpayer under the Internal Revenue Code. The Holding Company, through its consolidated tax return with the Bank and any other subsidiaries that may be formed or acquired in the future, will be required to pay federal and state income taxes on its net income. Immediately after the formation of the Holding Company, the principal income to the Holding Company will be dividends from the Bank. Those dividends will not be taxable income to the Holding Company as long as the Holding Company holds at least 80% of the outstanding Bank stock. Therefore, until such time as the Holding Company generates substantial income from sources other than Bank dividends, it is not anticipated that it will incur any significant tax liability.

     As a separate taxpayer, the Holding Company may incur a separate tax on any liquidation of the Holding Company or on an acquisition of the Holding Company's assets by a third party. Therefore, a liquidation of the Holding Company or a sale of Bank stock by the Holding Company could generate a double-level tax, a tax on the Holding Company and a tax on the Holding Company shareholders. A double-level tax can be avoided, however, if the third party acquires the Holding Company stock for cash or acquires Holding Company stock or Bank stock in a tax-free reorganization.

     Individual Income Tax. The Holding Company has been advised by its counsel, Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin, that as a result of the transaction contemplated by the reorganization, for federal income tax purposes:
(i) no gain or loss will be recognized to the Bank shareholders on the conversion of their shares of Bank stock into shares of Holding Company stock;
(ii) the income tax basis of the shares of Holding Company stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank stock; and (iii) the holding period of the shares of Holding Company stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank stock, provided the shares of the Bank stock constituted a capital asset as of the time of the reorganization. A copy of that opinion is attached hereto as Exhibit B (which opinion also includes matters pertaining to corporate tax consequences of the reorganization). Counsel is also of the opinion that the same treatment will apply for Wisconsin income tax purposes.

     No tax rulings from the Internal Revenue Service have been obtained, and the opinion of counsel will not be binding on the Internal Revenue Service. Therefore, shareholders may find it advisable to consult their own counsel as to the specific tax consequences to them under the federal tax laws, as well as any consequences under applicable state or local tax laws.

     Shareholders who exercise dissenters' rights and receive cash for their Bank stock should be aware that the transaction will be a taxable transaction for federal and state income tax purposes, and those shareholders are urged to consult their tax advisors to determine the tax consequences to them under the federal tax laws, as well as any consequence under applicable state or local tax laws. The opinion of counsel attached as Exhibit B does not pertain to cash payments received pursuant to the reorganization.

Securities Regulation
---------------------

     The offer to enter into this exchange offer is not being made to (nor can it be accepted from or on behalf of) holders of Bank stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. The Holding Company is not, and shall not be, obligated to acquire any shares of Bank stock, or issue or deliver any shares of its common stock, in any jurisdiction in which the agreement to do so would not be in compliance with the securities laws of such jurisdiction. However, the Holding Company, at its discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdiction.

     This transaction may be registered in certain states, according to the laws of those states. No securities commissioner, securities department, or similar office of any state has approved or disapproved the Holding Company stock to be issued in the reorganization or has passed upon the accuracy or adequacy of this prospectus - proxy statement. Any representation to the contrary may be a criminal offense.

Resale of Holding Company Common Stock
--------------------------------------

     The Holding Company stock issued in the exchange has been registered under the Securities Act of 1933, as amended, and may be traded by a shareholder subject to the Holding Company's right of first refusal. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market For the Stock." Shareholders who, at the Closing Date, are "affiliates" of the Bank and are affiliates of the Holding Company at the time of the proposed resale are subject to additional restrictions on the resale of their shares. See "REORGANIZATION - Resales of Holding Company Stock by 'Affiliates.'"

Expenses of Reorganization
--------------------------

     If the reorganization is consummated, the Holding Company and the Bank will assume and pay their respective costs and expenses, if any, incurred in connection with the reorganization. If the reorganization is not consummated, all costs and expenses will be paid by the Bank. It is estimated that those costs and expenses will be approximately $35,000.

                    RIGHTS OF DISSENTING SHAREHOLDERS OF BANK
                    -----------------------------------------

     Sections 221.0706 through 221.0718 of the Wisconsin Statutes, the full text of which is attached to this prospectus-proxy statement as Exhibit C, set forth the procedure to be followed by any shareholder of the Bank who wishes to dissent from the reorganization and obtain the value of his or her shares of Bank stock in cash in lieu of Holding Company stock pursuant to the reorganization. Shareholders should refer to Exhibit C because the following description does not purport to be a complete summary of those sections.

     In order to exercise such dissenters' rights, a Bank shareholder (1) must deliver to the Bank before the vote is taken written notice of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed reorganization is effectuated, and refrain from voting his or her shares in favor of the proposed reorganization, and (2) must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice, which demand must be received by the date stated in the dissenters' notice, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered. That written demand must be accompanied by the surrender of the dissenting shareholder's Bank stock certificates. The written demand should be addressed to: Richard G. Bedessem, President, Farmers State Bank, P.O. Box 69, 1606 Commercial Street, Bangor, Wisconsin 54614-0069. The law does not provide for a dissent with respect to less than all of the shares beneficially owned by a shareholder.

     As soon as the reorganization takes place or upon receipt of a payment demand, whichever is later, the Bank shall pay each shareholder or beneficial shareholder who has complied with the demand requirements the amount that the Bank estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment shall be accompanied by, among other things, the Bank's latest available financial statements, a statement of the Bank's estimate of the fair value of the shares, and an explanation of how the interest was calculated.

     If the dissenter believes that the amount so paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated, the dissenter may notify the Bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received. A dissenter waives his or her right to demand payment unless the dissenter notifies the Bank of his or her demand in writing within 30 days after the Bank makes or offers payment for the dissenter's shares.

     If a demand for payment then remains unsettled, the Bank shall bring a special proceeding within 60 days after receiving the dissenter's payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Fees and costs of the court proceeding will be allocated by the court pursuant to statutory guidelines.

                         FARMERS STATE BANCSHARES, INC.
                         ------------------------------

History, Business, and Properties
---------------------------------

     The Holding Company was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes in October, 1998, at the direction of the Board of Directors of the Bank. The Holding Company was formed to acquire the Bank stock and to engage in business as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Act"). A true and correct copy of the Articles of Incorporation of the Holding Company is attached to this prospectus - proxy statement as Exhibit D. A copy of the Holding Company's bylaws will be provided to any Bank shareholder upon request.

     The Holding Company is in the organizational and developmental stage, and has no earnings or history of operation. The Holding Company has no employees, no current business, and owns no property, except that the Holding Company will own all of the stock of the New Bank immediately prior to the reorganization. It has not issued any stock. It is not a party to any legal proceedings.

     The Holding Company has no present plans to engage in any activities other than as a holding company for the capital stock of the Bank. The Holding Company's management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause the bank holding company to be a more advantageous form of operation than a bank. The Holding Company may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See "THE REORGANIZATION Reasons for the Reorganization."

Management
----------

     The name, age and position of each of the Directors and executive officers of the Holding Company are as follows:

Name                           Age              Position
----                           ---              --------
Richard G. Bedessem            57               Director, President, Treasurer
George Bahr                    65               Director
Thomas Filla                   39               Director
Earl R. Pralle                 74               Director
Larry Wehrs                    59               Director
Robin Gjertsen                 42               Secretary

     Each of the directors and executive officers named has had the same principal occupation or employment for the past five years. Each of the directors and executive officers named has served in the capacity listed above since the incorporation of the Holding Company in October, 1998. The term of office for each of the directors is one year. The term of office for each of the executive officers named above is one year. Please refer to pages 19 of this prospectus-proxy statement for a description of the business background of the directors and executive officers named above.

Principal Shareholders
----------------------

     After the reorganization, the persons beneficially owning 5% or more of Holding Company common stock will be the same persons who currently own 5% or more of the Bank stock. See "FARMERS STATE BANK - Principal Shareholders."

Description of Holding Company's Common Stock
---------------------------------------------

     The Holding Company's authorized capital stock consists of 2,250 shares, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or outstanding. The maximum number of shares of the Holding Company's common stock which will be issued to the holders of Bank stock, upon the terms and subject to the conditions of the reorganization, is 2,250 shares.

     For more information about the Holding Company's common stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

Executive Compensation
----------------------

     Since its incorporation, the Holding Company has not paid any remuneration to any of its directors or executive officers. No changes in remuneration to any of its directors or officers are planned. To date the Holding Company has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments, and no such arrangements are currently contemplated. No profit-sharing plan or any other benefit plan exists or is contemplated for the Holding Company.

Transactions with Related Parties
---------------------------------

     The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the Holding Company.

Right of First Refusal and Indemnification Provisions
-----------------------------------------------------

     Right of First Refusal. The Holding Company's Articles of Incorporation give the Holding Company a right of first refusal to purchase shares of its stock at a price and on the terms and conditions offered to a shareholder by a prospective purchaser. Transactions within a shareholder's immediate family and stock pledges are permitted (although the stock so transferred or pledged remains subject to the right of first refusal). The right of first refusal may limit a shareholder's ability to sell shares to purchasers other than the Holding Company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the Holding Company through the acquisition of large blocks of Holding Company stock. The Bank's bylaws do not contain a comparable provision. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK Market for the Stock."

     In addition, the Articles of Incorporation provide that the provisions of the Articles of Incorporation providing the Holding Company with a right of first refusal to purchase its stock may be amended only by the affirmative vote of not less than 75% of the outstanding shares of voting stock of the Holding Company.

     Indemnification  Provisions.  As set  forth in  Sections  180.0850  through
180.0859 of the Wisconsin Statutes, the bylaws of the Holding Company require that the Holding Company indemnify a director or officer from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of the Holding Company. Indemnification will not be made if the person breached a duty to the Holding Company in one of the following ways: (a) a willful failure to deal fairly with the Holding Company in a matter in which the director or officer has a material conflict of interest; (b) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the person derived improper personal profit; or (d) willful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be available to directors, officers, and controlling persons of the Holding Company pursuant to the foregoing provisions of its bylaws, or otherwise, the Holding Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act.

     The Holding Company may purchase insurance against liabilities asserted against its directors, officers, employees, or agents whether or not it has the power to indemnify them against such liabilities under the provisions of its bylaws or pursuant to applicable law. Indemnification insurance for directors, officers, employees, and agents of the Holding Company has not been purchased either by such persons or by the Holding Company.

                               FARMERS STATE BANK
                               ------------------

History, Business, and Properties
---------------------------------

     The Bank was chartered by the Wisconsin Commissioner of Banking in 1910. The Bank offers comprehensive banking services to the residential, commercial, industrial, and agricultural areas that it serves. Services include agricultural, commercial, real estate and personal loans; checking, savings, and time deposits; and other customer services, such as safe deposit facilities. The Bank also offers alternative investments and individual retirement accounts. The Bank's loan portfolio, as of November 20, 1998 consisted of approximately 20% consumer loans, 10% commercial loans, 35% agricultural loans, and 35% real estate loans.

     The general banking business in the State of Wisconsin is characterized by a high degree of competition. The principal methods of competition among commercial banks are price (including interest rates paid on deposits, interest rates charged on borrowings, and fees charged) and service (including convenience and quality of service rendered to customers). In addition to competition among commercial banks, banks face significant competition from non-banking financial institutions, including savings and loan associations, credit unions, small loan companies, and insurance companies.

     There is one other commercial bank located in Bangor. The Bank's competition comes from that institution and others located near Bangor. Insurance companies, mortgage bankers, and brokerage firms provide additional competition for certain banking services. The Bank also competes for interest-bearing funds with issuers of commercial paper and other securities, including the United States Government.

     There are no pending or threatened legal proceedings known to the Bank that, in the opinion of the directors and officers of the Bank, may be materially adverse to the Bank's financial condition, business, or operations. There are no material pending or threatened legal proceedings known to the Bank in which any director, executive officer, or affiliate of the Bank (or any associate of any of them) has a material interest that is adverse to the Bank.

     The Bank's office is located at P.O. Box 69, 1606 Commercial Street, Bangor, WI 54614-0069, in a facility built in 1910 and subsequently expanded and remodeled. On November 20, 1998 the Bank's staff included 5 officers, 13 full-time and 1 part-time employees. There are a total of 86 shareholders of the Bank.

Year 2000 Readiness Disclosure
------------------------------

     A critical issue has emerged for the economy regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing application software products in the marketplace were designed only to accommodate a two-digit date position which represents the year (e.g., "98" is stored on the system and represents the year
1998). As a result, the year 1999 (i.e., "99") could be the maximum date value these systems will be able to accurately process. The same issue has emerged for non-information technology systems. These systems typically include embedded technology such as micro-controllers which must be either repaired or, if this is not possible, replaced.

     Bank management is fully aware of the Year 2000 issue for both information technology and non-information technology systems and has created a written readiness plan for the correction of, or contingency plan for, the Year 2000 problem. The Board of Directors oversees the Bank's Year 2000 efforts and has directed the senior management to report to the board at least monthly on the progress of the Year 2000 company action plan. The company action plan is divided into five phases as follows:

     a. Awareness Phase. The Board of Directors, senior management, officers and staff of the Bank have been made aware of the nature and magnitude of the Year 2000 problem. A Year 2000 committee has been appointed to solve this issue. A customer awareness program has been instituted with the Bank providing brochures and "statement stuffers" to customers to ensure that they understand the problem and to relate the Bank's status of their Year 2000 plan. The Bank believes that the awareness phase is 100 percent complete.

     b. Assessment Phase. The Year 2000 committee has inventoried all equipment within the Bank and all items by risk and criticality to the operations of the Bank. Based on this risk assessment, the committee has developed a mission critical list of items deemed necessary for bank operations. To assess the possibility that material third parties, such as utilities and outside suppliers, that supply products and services the Bank relies on will not be Year 2000 compliant, the committee has contacted all such outside material third parties and has received their Year 2000 plans on their products. The Bank has also assessed the risk that the Bank's loan customers will not be Year 2000 compliant, which could affect their ability to repay. The Bank believes that the assessment phase is 100 percent complete.

     c. Renovation Phase. The Bank completed the process of renovating or replacing internal systems that are deemed non-compliant as well as tracking all outside software and hardware vendors with their Year 2000 plans to ensure that all of the Bank's mission critical systems are Year 2000 compliant by December 31, 1998. The Bank believes that the renovation phase is 98 percent complete.

     d. Validation Phase. The Board of Directors has approved a written plan for testing which requires that all hardware and software testing should be substantially completed by December 31, 1998. The Bank believes that it has completed its testing of the "Fedline" system as of November 21, 1998. The Bank began its internal hardware and software testing, including the testing of its internal data processing system, in early December 1998. The Bank expects to substantially complete all of its internal hardware and software testing by December 31, 1998. The Bank believes that the validation phase is 50 percent complete.

     e. Implementation Phase. The Bank anticipates that all of its mission critical systems will be Year 2000 compliant by December 31, 1998. The Bank believes that the implementation phase is 50 percent complete.

     Farmers State Bank Year 2000 budget as follows:

                              To Date          Projected          Total
                              -------          ---------          -----
Hardware Replacement        $108,374.99        $5,000.00        $113,374.99
Software Replacement          23,229.79             0             23,229.79
Software Upgrade               7,220.00             0              7,220.00
Education of Problem             577.62          $500.00           1,077.62
TOTALS

Note:    Hardware costs capitalized over a 5 year period
         Software costs capitalized over a 3 year period

Bank management does not believe that these expenditures will have a material impact on the Bank's financial condition.

     Bank management believes that the risks posed by the Year 2000 problem are manageable and correctable. Outside vendors will be able to provide different software products if the current products the Bank is using will not be Year 2000 compliant. However, the Bank has a contingency plan in place in the event its computer systems are unable to adequately address the Year 2000 problem. The areas of concern for the Bank in its contingency plan are electricity, communications, and core data processing.

     a. Electricity. The Bank has already ordered a generator for the Bank that can provide 400 amps of electricity. It will cost the Bank approximately $25,000- $30,000.

     b. Communications. If the Bank's local phone company and long distance company cannot certify compliance by September 1, 1999, the Bank intends to utilize cellular phones to communicate with any necessary vendors or customers.

     c. Data Processor. If the Bank's current internal data processing software package is not Year 2000 compliant, the Bank intends to have tested and implemented a Year 2000 compliant data processing software package by September 1, 1999.

     Although the Bank believes that the foregoing illustrations are its reasonable worst case scenarios and the contingency plans will satisfy those Year 2000 problems, there can be no assurance that another worst case scenario will not materialize or that the contingency plan for such scenario will be sufficient. Therefore, the Bank cannot predict with any certainty the effect of the Year 2000 problem on the Bank's results of operations, liquidity, and financial condition. In addition, the Bank does not know whether there will be any material lost revenue as a result of the Year 2000 problem, although Bank management does not believe that the financial impact to the Bank to ensure Year 2000 compliance will be material to the financial position, results of operations or cash flow of the Bank.

     The FDIC is reviewing all the Bank's Year 2000 efforts and may issue formal supervisory or enforcement actions if the FDIC believes that the Bank's efforts to date have not been satisfactory. The Bank has not received any such communication from the FDIC. The Bank continues to study the problem and implement possible solutions.

Management
----------

     The name, age and position of each of the Directors and executive officers of the Bank are as follows:

Name                             Age              Position
----                             ---              --------
Richard G. Bedessem              57               Director, President
George Bahr                      65               Director
Thomas Filla                     39               Director
Earl R. Pralle                   74               Director
Larry Wehrs                      59               Director
Robin Gjertsen                   42               Executive Vice President


     The term of office for all directors is one year. The directors are elected at the annual meeting of the shareholders of the Bank. All executive officers are appointed to their respective positions for a one-year period by the Board of Directors at the annual meeting of the Bank.

Business Background of Directors and Executive Officers
-------------------------------------------------------

Richard G. Bedessem (President, Director)

     Mr. Bedessem has been employed at Farmers State Bank since 1967, and became a member of the Board of Directors one year later. He benefited from many years of working with his father, Lester Bedessem, who had 62 years of banking experience, over 50 years of which were at Farmers State Bank. After Lester Bedessem passed away, Richard Bedessem was appointed President on October 2, 1997. Richard Bedessem has experience in many areas of the bank including: general operations, real estate and commercial lending, loan workouts, personnel, and bank administration. Mr. Bedessem has been involved in many community activities, as well as church affairs, including serving as President of the parochial school board.

George Bahr (Director)

     Mr. Bahr has been a director of Farmers State Bank since August 1, 1981. Mr. Bahr is the retired owner of several businesses. He was actively involved in two dairy farms, as well as a very large restaurant in the area. Mr. Bahr has many business contacts in the area because of his numerous years as a businessman. He is a very active member of the Board of Directors with an excellent attendance record.

Thomas Filla (Director)

     Mr. Filla is a Veterinarian, and owner of the local clinic. He has many years experience as a businessman, and as an agricultural consultant to his farm customers. He has lived in the area for many years, and is a valuable recent addition to the Board of Directors, becoming a member on August 29, 1997. Mr. Filla is active in his church and other community activities.

Earl R. Pralle (Director)

     Mr. Pralle recently retired after a lifetime of farming in the local area. He joined the Board of Directors on January 1, 1975. He is active in the community, as well as serving on a county zoning commission. Mr. Pralle is also very involved in the church, including serving President of the church council.

Larry Wehrs (Director)

     Mr. Wehrs is the owner and President of Wehrs Chevrolet Inc., and he has been very actively involved in the business for over 40 years. He has been a member of the Board of Directors since December 1, 1988. Mr. Wehrs has been recognized locally for his many contributions to the community.

Robin Gjertsen (Executive Vice President)

     Mr. Gjertsen has been involved in banking since 1977. He worked for the First National Bank of Bangor from 1977 to 1995. In 1995, he became the Executive Vice President, General Operations, of Farmers State Bank. He is the graduate of several banking courses in consumer lending, bank operations, commercial lending and estate planning. Mr. Gjersten serves on the Bangor Village Board, and has been a past president of the Bangor Lions Club. He is married and has three children.

Executive Compensation
----------------------

     The following table outlines the aggregate annual compensation for the Bank's current President for services rendered in his capacity as President and Executive Vice President of the Bank for the last three completed fiscal years. No individual has earned in excess of $100,000 annually during the last three fiscal years.


                           Summary Compensation Table

Name and Principal Position    Year      Salary($)    Bonus($)     Other($)(1)
---------------------------    ----      ---------    --------     -----------
Richard G. Bedessem,           1997      76,000        2,500       2,000
President
Richard G. Bedessem,           1996      79,800        2,500       2,000
Executive Vice President
Richard G. Bedessem,           1995      79,800        2,500       2,000
Executive Vice President

(1) These amounts represent health insurance premiums paid by the Bank.


Director Compensation
---------------------

     Directors receive approximately $4,000 annually for their services.

Board Review of Management Compensation
---------------------------------------

     The entire Board of Directors reviews and determines the compensation for the officers of the Bank.

Principal Shareholders
----------------------

     The following table sets forth certain information regarding the beneficial ownership of the Bank's common stock as of the date of this prospectus-proxy statement, by (i) each person who is known to the Bank to own beneficially more than five percent (5%) of the Bank's outstanding stock; (ii) each of the Bank's Directors; (iii) each of the Bank's executive officers; and (iv) all Directors and executive officers of the Bank as a group. "Beneficial Ownership" is defined below.


                            Number of Shares             Percentage of Shares
Name(1)                     Beneficially Owned(2)        Beneficially Owned
-------                     ---------------------        ---------------------

Richard G. Bedessem               351.75                       15.63%
George Bahr                        37                           1.64%
Thomas Filla                        1                            *
Earl R. Pralle                     35                           1.55%
Larry Wehrs(3)                     36                           1.60%
Robin Gjertsen                      0                           0

Directors and executive           460.75                       20.48%
officers as a group

William H. Bosshard(4)            132                           5.87%
Ella Drecktrah(5)                 177                           7.87%
Marcella Kastenschmidt(6)         163                           7.24%
Jane Mikelson(7)                  275                          12.22%
Bonnie Tooley(8)                  297.75                       13.23%

* Less than one percent (1%)

(1) The address of each Director and executive officer is P.O. Box 69, 1606 Commercial Street, Bangor, WI 54614-0069.

(2)  Based on the number of shares outstanding at November 20, 1998.

(3) Mr. Wehrs is the listed owner of 36 shares. He may be appointed personal representative of the estate of Mary S. Wehrs, which is the listed owner of 96 shares.

(4)  Mr. Bosshard's address is 600 South 28th St., La Crosse, WI 54601.

(5)  Ms. Drecktrah's  address is P.O. Box 906, West Salem, WI 54669-0906

(6)  Ms. Kastenschmidt's address is P.O. Box 189, Bangor, WI 54614-0189.

(7)  Ms. Mikelson's address is P.O. Box 137, Bangor, WI 54614- 0137.

(8)  Ms. Tooley's address is 20 Buckingham Dr., Evansville, IN 47715.


     "Beneficial ownership" is determined in accordance with Securities and Exchange Commission ("SEC") Rule 13d-3, which generally provides that an individual is considered to beneficially own any stock held by his or her spouse, children or relatives who share the same home as the individual, and stock over which the individual exercises voting or investment control (as trustee of a trust or as president of a corporation, for example).

Description of the Stock of the Bank
------------------------------------

     As of the date of this prospectus-proxy statement, the Bank is authorized to issue 2,250 shares of common stock, all of one class, of which 2,250 shares are issued and outstanding. The Bank has approximately 86 shareholders of record. For further information about the stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

Transactions with Related Parties
---------------------------------

     The Bank has had in the ordinary course of business, and will continue to have in the future, banking transactions such as personal and business loans with its directors, officers, and/or the owners of more than ten percent of the Bank and Holding Company stock. Such loans are now and will continue to be on the same terms, including collateral and interest rate, as those prevailing at the same time for comparable transactions with others of similar credit standing and do not and will not in the future involve more than normal risks of collectibility or present other unfavorable features.

     At no time during 1995, 1996 and 1997, and 1998 did or has the maximum aggregate direct and indirect extensions of credit to any director, executive officer or 10% shareholder, and to his or her respective related interest, exceeded fifteen percent (15%) of the Bank's capital. From time to time, the Bank has entered into nonbanking business transactions with entities with which some of its directors are affiliated. Those transactions have been at arm's length and have been at competitive prices.

Indemnification of Directors and Officers
-----------------------------------------

     Wisconsin law governing indemnification of the Bank's directors, officers, and employees is substantially similar to the law governing indemnification of the Holding Company's directors, officers, and employees. For a brief discussion of that law, see "FARMERS STATE BANCSHARES, INC. - Right of First Refusal and Indemnification Provisions."

     The Bank has purchased insurance insuring the Bank, its directors and officers, against liabilities asserted against its directors and officers subject to certain conditions and limitations. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits his expenses shall be paid; otherwise indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the shareholders.

Shares of the Stock Owned or Controlled by Management
-----------------------------------------------------

     As of the date of this prospectus-proxy statement, the executive officers and directors of the Bank own or control, directly or indirectly, 460.75 shares, or approximately 20.48% of the total Bank stock outstanding.

     The Holding Company has no knowledge or information as to the existence of any contract, arrangement, or understanding among the above-named persons with respect to the shares of the Bank stock. To the knowledge of the Holding Company no person above named has any material interest in the transaction proposed by the reorganization, direct or indirect, other than in their status as shareholders.

Recommendation of the Bank's Board of Directors
-----------------------------------------------

     The Board of Directors of the Bank recommends that all shareholders vote to approve the reorganization. The decision of the Board of Directors of the Bank to recommend the reorganization to the shareholders is based on their belief that the Bank's affiliation with the Holding Company is in the best interest of the Bank and its shareholders.

     Such belief is based on a number of factors, including recent and historical transactions in the Bank's capital stock, the Board of Directors' knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The Board of Directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considering all factors made the determination to recommend the reorganization to the shareholders. See "THE REORGANIZATION - Reasons for the Reorganization."

Financial Statements
--------------------

     Financial   statements  prepared  in  conformity  with  generally  accepted accounting principles and dated December 31, 1997 and September 30, 1998, accompany this prospectus-proxy statement.

                            COMPARISON OF BANK STOCK
                           WITH HOLDING COMPANY STOCK
                           --------------------------

Authorized Shares and Par Value
-------------------------------

     The Bank is authorized to issue 2,250 shares of capital stock, all of one class, designated as common stock, of which 2,250 shares are issued and outstanding. The Holding Company is authorized to issue 2,250 shares of capital stock, all of one class, designated as common stock. No Holding Company stock has been issued. Either the Bank or the Holding Company could increase the amount of authorized stock at any time by an amendment to its Articles of Incorporation approved by its shareholders.

     The Holding Company will issue 2,250 shares in the reorganization.

Voting Rights
-------------

     Each share of Bank stock has one vote on all matters presented to the shareholders of the Bank. Each act by the shareholders of the Bank requires a majority vote, except as otherwise provided in the articles of incorporation, by-laws or by law. The Bank by-laws require a two-thirds majority in order to amend either the articles of incorporation or the by-laws. Bank shareholders are not entitled to cumulative voting in the election of directors. Similarly, each share of the Holding Company stock has one vote on all matters presented to the shareholders of the Holding Company. Each act by the shareholders of the Holding Company requires a majority vote, except as otherwise provided by the articles of incorporation or law. The Holding Company articles require a 75% affirmative vote in order to amend, alter, or repeal the provisions of the Holding Company's articles of incorporation relating to the Holding Company's right of first refusal. The Holding Company will not have cumulative voting in the election of directors.

     There are many similarities in the voting requirements imposed by the Wisconsin banking laws as compared to the Wisconsin general corporate laws. For example, under both the Wisconsin Banking Law and the Wisconsin Business Corporation Law, a vote of the majority of the outstanding stock can amend the articles of incorporation, except as otherwise provided by the Holding Company's or Bank's articles of incorporation.

     All of the directors of the Bank are elected at each respective annual meeting. Currently, the shareholders of the Bank elect the Bank's Board of Directors at the Bank's annual meeting of shareholders held the fourth Tuesday of each January annually. Bank shareholders exercise direct control over the Bank's affairs by election of the Bank's directors and by the right to vote on other Bank matters from time to time. Bank directors may be removed by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting called for that purpose.

     If the proposed reorganization is consummated, the shareholders who receive Holding Company stock will elect the Holding Company Board of Directors. The Board of Directors of the Holding Company will initially consist of five members. The Holding Company's directors will be elected annually by the shareholders of the Holding Company.

     The officers of the Holding Company will be elected annually by the Holding Company Board of Directors. The officers of the Holding Company will vote the shares of Bank stock held by the Holding Company, and therefore will elect the Bank Board of Directors, acting pursuant to the instructions of the Board of Directors of the Holding Company.

     There is no requirement that the Boards of the Bank and of the Holding Company be identical. Shareholders of the Holding Company will exercise direct control over the Holding Company by election of the Holding Company directors and by other voting rights, and therefore will exercise indirect control over the Bank. The direct control of the Bank stock will be exercised by the Holding Company Board of Directors, who are obligated to act in the best interests of the Holding Company shareholders.

Dividends
---------

     The Bank has paid cash dividends on its common stock each year since 1911, and expects to continue to pay dividends in the future. Recent dividends have been as follows:

                                              Dividend
                  Year Paid                   Per Share
                  ---------                   ---------
                  1993                          $26
                  1994                          $27
                  1995                          $28
                  1996                          $29
                  1997                          $30
                  1998 (to date)                $15

     It is the intention of the Board of Directors of the Holding Company to pay cash dividends on its common stock at least annually. Substantially all of the Holding Company's assets will consist of its investment in the Bank, and immediately after the reorganization the availability of funds for dividends to be paid by the Holding Company will depend primarily upon the receipt of dividends from the Bank. Dividends of the Holding Company will also be dependent on future earnings, the financial condition of the Holding Company and its subsidiaries, and other factors.

     Whether the dividends, if any, paid by the Holding Company in the future will be equal to, less than, or more than the dividends paid by the Bank in the past cannot be predicted. However, it is unlikely that dividends paid by the Holding Company in the initial few years of operation would be significantly larger than the dividends paid by the Bank in prior years, and such dividends may not be as large. If the Holding Company incurs indebtedness, such as expenses for the reorganization or a loan to purchase Holding Company stock, Bank dividends received by the Holding Company will be applied toward that indebtedness, at least in part, rather than be paid to Holding Company shareholders as dividends from the Holding Company.

     Under the Wisconsin Banking Law, the Board of Directors of a bank may declare and pay a dividend from its undivided profits in an amount they consider expedient. The Board of Directors shall provide for the payment of all expenses, losses, required reserves, taxes, and interest accrued or due from the bank before the declaration of dividends from undivided profits. If dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the bank may not declare or pay any dividend in the current year that exceeds year-to-date net income except with the written consent of the Department of Financial Institutions Division of Banking.

     A bank's dividends may not in any way impair or diminish the capital of the bank other than by reducing undivided profits. If a dividend is paid that does not comply with this limitation, every shareholder receiving the dividend is liable to restore the full amount of the dividend unless the capital is subsequently made good. If the Board of Directors of a bank pays dividends when the bank is insolvent or in danger of insolvency, or not having reason to believe that there were sufficient undivided profits to pay the dividends, the members of the Board of Directors are jointly and severally liable to the creditors of the bank at the time of declaring dividends in an amount equal to twice the amount of the dividends.

     Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. In addition to the foregoing, Wisconsin business corporations such as the Holding Company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business.

Market for the Stock
--------------------

     (a) In General: As of November 20, 1998, the Bank had 86 shareholders of record. No established public trading market exists for the Bank stock. The stock is infrequently traded, and the current market for the stock is limited. The Bank is prohibited by law from holding or purchasing more than 10% of its own shares except in limited circumstances.

     Similarly, there will be no established public trading market for Holding Company stock. Unlike the Bank, however, the Holding Company will generally be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. Specifically, if the Holding Company desires to purchase as much as 10% (in value) of its own stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. Otherwise, the Holding Company is restricted by sound business judgment, its prior commitments, and the consolidated financial condition of the Holding Company and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent.

     Although the Holding Company may generally, in the Board's discretion, purchase shares of its stock, it is not obligated to do so.

     (b) Right of First Refusal. Pursuant to Article 5(b) of its Articles of Incorporation, the Holding Company shall have a right of first refusal to purchase any shares of its stock at the price and on the terms and conditions offered to any Holding Company shareholder by a prospective purchaser. Shareholders should refer to Article 5(b) of the Articles of Incorporation, attached as Exhibit D. The following description does not purport to be a comprehensive statement of the terms of the Holding Company's right of first refusal.

          (i) Summary of the Provision. The right of first refusal shall apply to all sales, assignments, or dispositions of any right, title or interest in or to Holding Company shares, whether voluntary or by operation of law, except for
(1) transactions between a shareholder and his or her spouse, a member of his or her immediate family or lineal descendants of his or her immediate family, and
(2) any pledge of Holding Company stock. For purposes of transactions described in (1), "immediate family" shall mean a shareholder's children, ancestors, brothers and sisters (whether by full or half blood), the spouses of such brothers and sisters, and the lineal decedents of the shareholder's spouse. Transferees in either of the transactions described in (1) or (2) shall be subject to the Holding Company's right of first refusal. The Holding Company is not obligated to make any purchases of the Holding Company stock, but may do so at the discretion of its Board of Directors.

     In the event a shareholder (the "Selling Shareholder"), desires to dispose of his or her shares of stock, or any portion thereof (the "Offered Shares"), other than in a transaction of the type described in (1) or (2) above, without first obtaining the written consent of the Holding Company, the Selling Shareholder, first, shall give the Holding Company written notice of his or her intent to do so, stating the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The Selling Shareholder shall also give the Holding Company a copy of the written offer.

     The Holding Company shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Holding Company by the Selling Shareholder. The Holding Company shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice from the Selling Shareholder. If the Holding Company does not exercise its acquisition rights within that time period, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Holding Company, at the same consideration and on the same terms and conditions set forth in the notice.

     After giving notice of the intended transfer, the Selling Shareholder shall refrain from participating as an officer, director or shareholder of the Holding Company with respect to the Holding Company's decision on whether or not to acquire the Offered Shares unless requested by the other shareholders holding a majority of the Holding Company's outstanding shares of capital stock, not including the shares held by the Selling Shareholder.

     As a condition precedent to the effectiveness of any transfer of Offered Shares, the transferee shall agree in writing to be bound by all of the terms and conditions of the Holding Company's right of first refusal.

     Each certificate representing shares of Holding Company stock shall bear a legend in substantially the following form:

           "The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5 of the Corporation's Articles of Incorporation, a copy of which is on file at the offices of the Corporation."

     The provisions of the Holding Company's Articles of Incorporation relating to this right of first refusal may not be amended, altered or repealed except by the affirmative vote of the holders of at least 75% of the shares of Holding Company stock.

     (ii) Potential Anti-Takeover and Other Effects. The Holding Company's right of first refusal may reduce the ability of third parties to obtain control of the Holding Company. In particular, the Holding Company's right to match the price offered by a prospective buyer might make acquisitions of large blocks of Holding Company stock by other buyers more difficult. The right of first refusal might also discourage tender offers, proxy contests, or other attempts to gain control of the Holding Company through the acquisition of voting stock. Shareholders who might support the takeover of the Holding Company in a given situation could amend, alter or repeal the right-of-first-refusal provision only by obtaining an affirmative vote of 75% of the issued and outstanding shares.

     Because of these effects, this provision may render removal of current management by a new owner less likely. This could be the case whether or not such removal would be beneficial to shareholders generally. Another overall effect of the provision may be to limit shareholder participation in transactions such as tender offers.

     Whether the right of first refusal serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders desirous of participating in the tender offer or removing management would be disadvantaged.

     (iii) Reasons for the Right of First Refusal. The Boards of Directors of the Holding Company and the Bank believe that giving the Holding Company a right of first refusal to purchase shares of its stock is in the best interests of the Holding Company and its shareholders and the Bank. One of the purposes of forming a holding company for the Bank is to enable the Bank to continue under local control. The proposed right of first refusal effectuates this purpose by providing a mechanism for assuring local control of the Holding Company and the Bank. The proposal is not the result of Bank management's knowledge of any specific effort to obtain control of the Bank by means of a merger, tender offer, solicitation in opposition to management or otherwise. Nevertheless, the Boards of Directors are concerned that, without this provision and the other anti-takeover provisions described herein, local control of the Bank may not be achieved over the long term.

Value
-----

     As of November 20, 1998, the per share book value of the Bank stock, according to the Bank's internal financial statements, was $3,592.00.

     To the best knowledge of the Bank, there have been 19 different transfers of Bank stock, involving a total of 325 shares of Bank stock, between June 12, 1995 and the date of this prospectus-proxy statement.

     The following is a listing of sales of Bank stock known to the Bank since January 1, 1995.

         DATE                     SHARES                PRICE PER SHARE
         ----                     ------                ---------------
         6/12/95                   108                     $1,350.00
         9/20/96                     2                     $1,200.00
         7/11/96                    10                     $1,232.65
         9/11/96                    12                     $1,250.00
         9/23/97                     3                     $1,250.00
         8/24/98                    18                     $2,200.00

     All of the sales were conducted between non-family members. The thirteen remaining transfers of Bank stock did not involve a sale of the stock.

     At least initially, the value of one share of Holding Company stock will be approximately equal to the value of one share of Bank stock because each shareholder will receive one share of Holding Company stock for each share of Bank stock. There is no assurance, however, that those values will remain equivalent, particularly if the Holding Company should acquire another bank or establish a non-banking subsidiary to conduct a banking-related business. Bank stock will not reflect the value of any other Holding Company subsidiaries that may be established in the future.

Other
-----

     (a) Liquidation Rights. The Shareholders of the Bank and the Holding Company are entitled to share pro rata in the net assets of the organization, after payment of all liabilities, if the organization is ever liquidated.

     (b) Preemptive Rights. Shareholders of the Bank do not have preemptive rights to acquire additional shares of the organization that may be issued in the future. Shareholders of the Holding Company likewise will not have preemptive rights.

     (c) Conversion Rights. Neither the Bank stock nor the Holding Company stock is convertible into any other security.

     (d) Call. Neither the Bank stock nor the Holding Company stock is subject to any call or redemption rights on the part of the organization.

     (e) Assessability. All of the Bank and Holding Company stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

                           SUPERVISION AND REGULATION
                           --------------------------

General
-------

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Holding Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC"), the Wisconsin Department of Financial Institutions Division of Banking, the Internal Revenue Service, federal and state taxing authorities, and the Securities and Exchange Commission (the "SEC"). The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Holding Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

     The following references to material statutes and regulations affecting the Holding Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Holding Company and the Bank.

Banking Regulation
------------------

     The Holding Company, if the reorganization is successful, will be a bank holding company subject to the supervision of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the "Act"). In accordance with Federal Reserve Board policy, the Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Holding Company might not do so absent such policy. As a bank holding company, the Holding Company will be required to file with the Board of Governors annual reports and such additional information as the Board of Governors may require pursuant to the Act. The Board of Governors may make examinations of the Holding Company and its subsidiary. Because the Bank will be chartered under Wisconsin law, the Holding Company will also be subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions Division of Banking.

     The Act requires every bank holding company to obtain the prior approval of the Board of Governors before it may acquire direct or indirect ownership of more than five percent (5%) of the voting securities or substantially all of the assets of any bank. The Act limits the activities by bank holding companies to managing, controlling, and servicing their subsidiary banks and to engaging in certain non-banking activities which have been determined by the Board of Governors to be closely related to banking. Similarly, the Act, with specified exceptions relating to permissible non-banking activities, forbids holding companies from acquiring voting control (generally, 25% or more of the voting power) of any company which is not a bank. Some of the activities that the Board of Governors has determined by regulation to be closely related to banking are making or servicing loans, leasing real and personal property where the lease serves as the functional equivalent of an extension of credit, making investments in corporations or projects designed primarily to promote community welfare, acting as an investment or financial advisor, providing data processing services, and acting as an insurance agent or broker, as those activities are defined and limited by the regulation.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, under the Act and regulations of the Board of Governors, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services. The Board of Governors possesses cease and desist powers over bank holding companies and their non-banking subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

     The Bank is a Wisconsin-chartered bank. Its deposit accounts are insured by the FDIC. The Bank is subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions Division of Banking, as the chartering authority for Wisconsin banks, and the FDIC. Areas subject to regulation by the authorities include reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches, and other aspects of banking operations.

Capital Requirements for the Holding Company and the Bank
---------------------------------------------------------

     The Federal Reserve Board and the FDIC use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board and the FDIC's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     As of September 30, 1998, on a pro forma basis, the Holding Company's ratio of total capital to risk-weighted assets was 100%, its ratio of Tier 1 capital to risk-weighted assets was 100%, and its ratio of Tier 1 capital to average assets was 100%. Also as of September 30, 1998, the Bank's ratio of total capital to risk-weighted assets was 14.4%, its ratio of Tier 1 capital to risk-weighted assets was 14.1%, and its ratio of Tier 1 capital to average assets was 12.8%.

     The risk-based and leverage standards presently used by the Federal Reserve Board and the FDIC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

FDIC Deposit Insurance Premiums
-------------------------------

     The Bank pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all institutions insured by the Bank Insurance Fund of the FDIC ("BIF"). Beginning January 1, 1998, and for each of the years 1998, 1999, and 2000, the Bank will pay premiums on its insured deposits at the minimum rate for top rated banks. The premiums assessable in 1998 for insurance would be approximately $4,000.00.

Loan Limits to Borrowers
------------------------

     Generally, under the Wisconsin Banking Law, a Wisconsin- chartered bank may make to any one borrower total loans and extensions of credit not fully secured by collateral having a market value at least equal to the loan in an amount not to exceed 20% of the capital of the bank. Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve Board under Regulation Y.

Recent Regulatory Developments
------------------------------

     On September 29, 1994, the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Riegle-Neal Act") was signed into law. The Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depositor institution affiliates. The Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. However, Wisconsin has not made such an authorization. The provisions of the Riegle-Neal Act may increase competition in the market served by the Holding Company and the Bank.

     Under Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), as implemented by final regulations adopted by the FDIC,
FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of the Bank.

                              AVAILABLE INFORMATION
                              ---------------------

     The Holding Company has filed with the Securities and Exchange Commission ("SEC"), Washington, D.C., a Registration Statement (No. 333-______) on Form S-4 under the Securities Act of 1933, for the registration of Holding Company stock to be issued in the reorganization. This prospectus-proxy statement constitutes the prospectus that was filed as a part of that registration statement.

     The Bank currently is not subject to the requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and files no reports or proxy statements with the SEC pursuant thereto. Because the Holding Company's duty to file reports pursuant to the section 15(d) of the Exchange Act arises solely from a registration statement filed by an issuer with no significant assets in a reorganization of a non-reporting company into a one subsidiary holding company in which equity security holders receive the same proportional interest in the holding company as they held in the non-reporting issuer except for changes resulting from the exercise of dissenting shareholder rights under state law, under Reg. section 240.12h-3(d), the holding company will not have to file any periodic disclosure reports with the SEC at any time, even during the fiscal year in which the registration statement becomes effective. However, the Holding Company will voluntarily provide shareholders with reports of the same nature, and with the same frequency, as are currently provided by the Bank to Bank shareholders.

     The SEC maintains a Web site, http://www.sec.gov, that contains filings made electronically with the SEC, including those of the Holding Company.

                                  LEGAL MATTERS
                                  -------------

     Certain legal matters in connection with the reorganization will be passed upon for the Holding Company and the Bank by Boardman, Suhr, Curry & Field LLP, 1 South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927.

                                    EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT and Plan of Reorganization ("Agreement") is made on ________________, 1999, by and between FARMERS STATE BANK, a state banking organization ("Bank"), and FARMERS STATE BANCSHARES, INC., a Wisconsin corporation ("Corporation").

                                    RECITALS

     The parties consider it advantageous to form a one-bank holding company, which will be the Corporation, to own all of the outstanding stock of the Bank. To form the holding company, the Corporation will organize a wholly-owned subsidiary bank, called New Farmers State Bank, a state banking organization ("New Bank"). Bank will then merge with and into New Bank, leaving New Bank as the survivor, and converting the outstanding stock of Bank into stock of the Corporation, so that the shareholders of Bank will become the shareholders of the Corporation.

     This reorganization is comprised of the organization of New Bank and the merger of Bank into New Bank, as the surviving entity (the "merger"). Pursuant to the terms of this Agreement, and a Merger Agreement between Bank and New Bank (to be executed after New Bank is formed), as of the Effective Date of the Merger, each of the then issued and outstanding shares of Bank Common Stock ("Bank Common") will be converted into three shares of the authorized but previously unissued common stock of the Corporation ("Corporation Common").

     NOW, THEREFORE, the parties do adopt this plan of reorganization and agree as follows:

     1. Merger. Subject to compliance with all requirements of law and the terms and conditions set forth in this Agreement, Bank will be merged with and into New Bank.

          (a) Effective Date; Surviving Bank. The Effective Date of this Merger (the "Effective Date") shall be the date set forth in the Merger Agreement. At the Effective Date, Bank shall be merged with and into New Bank, the separate existence of Bank shall cease and New Bank, as the surviving corporation (the "Surviving Bank"), shall succeed to and possess all of the properties, rights, privileges, immunities, and powers, and shall be subject to all the liabilities, obligations, restrictions, and duties, of Bank and New Bank.

          (b) Charter Number. The charter number of the New Bank shall be the charter number of the Surviving Bank.

          (c) Articles of Incorporation; Name. From and after the Effective Date and until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of Bank, as amended or restated, and the name of Surviving Bank shall be that of Bank.

          (d) Bylaws. From and after the Effective Date and until thereafter amended as provided by law, the Bylaws of Bank in effect immediately prior to the Effective Date shall constitute the Bylaws of Surviving Bank.

          (e) Directors and Officers. From and after the Effective Date and until their respective successors are elected, the members of the Board of Directors and the officers of Surviving Bank shall consist of those persons who are serving as directors and officers of Bank immediately prior to the Effective Date.

          (f) Conversion of Stock. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of Bank, all of the Bank Common outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into Corporation Common, at the rate of one (1) share of Corporation Common for each one (1) share of Bank Common. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of New Bank, all of the New Bank common stock outstanding immediately prior to the Effective Date shall cease to exist and shall be converted to 2,250 shares of common stock of the Surviving Bank, $100 par value.

          (g) Transmittal Procedure. Bank will close its transfer records on a date twenty (20) days prior to the Effective Date for a period through and including the Effective Date. When the Effective Date is established, the date of closing of transfer records will also be set, and the shareholders of Bank will be notified of such. Bank will make every reasonable effort to have its shareholders of record tender their certificates for Bank Common to the Exchange Agent at least three (3) days prior to the Effective Date. Bank will serve as the Exchange Agent for this transaction. On the Effective Date, the Corporation shall provide to Bank, and Bank shall mail or deliver to its shareholders, stock certificates of Corporation Common to which those shareholders are entitled by reason of the merger; provided, however, that no Corporation Common certificate shall be mailed or delivered to a Bank shareholder who is eligible to exercise dissenter's rights or who has not delivered to Bank all certificates of Bank Common owned by such shareholder (or if a certificate has been lost, an indemnity bond or other agreement satisfactory to the Corporation).

          Until so delivered to Bank, each outstanding certificate which prior to the Effective Date represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the ownership of the shares of Corporation Common into which such Bank Common has been converted; provided, however, that until such Bank Common certificates are so delivered to Bank, no dividend payable on Corporation Common at any time after the Effective Date shall be paid to the holder of such undelivered certificate. Upon the delivery of such certificate after the Effective Date, the Corporation shall pay, without interest, any unpaid dividends by reason of the preceding sentence to the record holder thereof, and Bank shall deliver the stock certificate for Corporation Common.

          (h) Dissenting Shares of Bank. If any shares of Bank Common are dissenting shares, Bank shall proceed according to applicable law to determine and pay the fair value of those dissenting shares. "Dissenting shares" shall mean each outstanding share of Bank Common as to which the holder has strictly complied with the provisions of applicable law in order effectively to withdraw from Bank and obtain the right to receive the fair value of his or her shares of Bank Common.

          As of the Effective Date or the date that the last action is taken to exercise dissenter's rights, whichever is later, dissenting shares shall, by virtue of the merger, cease to represent any ownership interest or ownership rights to the Bank or the Corporation, and shall be converted into the right to receive fair value of those shares as provided by law.

          (i) Business. From and after the Effective Date, the business of the Surviving Bank shall be that of a state bank, conducted at the offices of Bank where located immediately prior to the Effective Date.

          (j) Assets and Liabilities. From and after the Effective Date, the Surviving Bank shall be liable for all liabilities of New Bank and Bank; and all deposits, debts, liabilities, and contracts of New Bank and Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of New Bank or Bank, shall be those of the Surviving Bank and shall not be released or impaired by reason of the merger; and all rights of creditors and other obligees and all liens on property of either New Bank or Bank shall be preserved unimpaired. Further, all rights, franchises and interests of New Bank and Bank, respectively, in and to every type of property (real, personal and mixed) and choices in action shall be transferred to and vested in Surviving Bank by virtue of such merger without any deed or other transfer, and Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by New Bank and Bank, respectively, on the Effective Date.

          (k) Tax Consequences. The parties intend and desire that the merger shall be treated for income tax purposes as a forward triangular merger under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code. The parties shall act in all respects consistently with that intent.

          (l) Shareholder Approvals. This Agreement and Plan of Reorganization will be submitted to the respective shareholders of Bank and New Bank for ratification and confirmation at shareholder meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of Bank and New Bank. Each shareholder meeting shall be called as soon as reasonably possible. Bank and New Bank will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the merger. The Corporation, as sole shareholder of New Bank, shall vote its stock in New Bank to approve the merger and the transactions set forth in this Agreement.

          (m) Regulatory Approvals. The parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required for the merger to be consummated as contemplated by this Agreement. Thereafter, the parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the merger to be consummated.

          (n) Merger Agreement. The Corporation shall form New Bank promptly following execution of this Agreement and shall cause New Bank to execute the Merger Agreement attached hereto as Exhibit A. Within three days after execution by New Bank, Bank shall execute the Merger Agreement.

     2. Representations and Warranties by Bank. Bank represents and warrants to the Corporation that this Agreement has been approved by the Board of Directors of Bank, and upon approval by the shareholders of Bank will be fully authorized by all necessary corporation action.

     3. Representations and Warranties by the Corporation. The Corporation represents and warrants to Bank that the shares of the Corporation Common to be delivered to Bank shareholders pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and fully paid and nonassessable voting shares, except as otherwise required by law, and will constitute all of the issued and outstanding shares of the Corporation as of the Effective Date.

     4. Closing. Subject to the satisfaction of all closing conditions contained herein or their waiver, the closing shall occur on the Effective Date, which will be within thirty (30) days after the satisfaction of the last closing condition. The Closing shall take place at the offices of Bank, or at such other place as the Corporation and Bank may hereafter agree.

     5. Conditions to Obligations of Both Parties. The obligations of each party to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the parties:

          (a) Regulatory Approval. On or before the Effective Date, Bank shall have received the approval from those regulatory agencies whose approval of the merger is required and any mandatory waiting period(s) associated with such approval(s) shall have expired.

          (b) No Litigation. At the Effective Date, no litigation or governmental investigation shall have been commenced or, to the best knowledge of the Corporation or Bank, threatened or proposed, which would have a material, adverse effect on the value of Bank or an adverse effect on the ability of any party to close this transaction, or which arises out of or concerns the transactions contemplated by this Agreement.

          (c) Closing Not Later Than July 1, 1999. The closing of the transactions contemplated hereunder shall have occurred on or before July 1, 1999, unless such date is extended by mutual written agreement of the parties.

          (d) Shareholder Approval. This Agreement shall have been approved and adopted by the shareholders of Bank and of New Bank in such manner as required by law.

          (e) Tax Opinion. The parties shall have received a written opinion of tax counsel that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code with respect to those shareholders of Bank who will receive Corporation Common in the merger.

          (f) Securities Law Compliance. The Corporation Common stock to be issued in the merger shall have been registered, qualified or exempted under all applicable federal and state securities laws, and there shall have been no stop order issued or threatened by the SEC or any state that suspends the effectiveness of any such registration, qualification, or exemption.

     6. Conditions to Obligations of Corporation and New Bank. The obligations of the Corporation and New Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the Corporation and New Bank:

          (a) Representations and Warranties True; Covenants and Obligations Performed. All representations and warranties of Bank shall be true and correct in all material respects on the Effective Date, and Bank shall have performed all acts required of it under the terms of this Agreement.

          (b) Dissenting Shares. There shall be not more than ten percent (10%) of the total outstanding shares of Bank that as of the Effective Date are eligible to elect dissenter's rights by reason of having complied with the procedures required by applicable law.

          (c) No Material Adverse Change. The assets, business, operation, and prospects of Bank shall not have been materially and adversely affected by a loss or destruction not fully compensated by insurance, by any governmental proceeding or action, or by any other event or occurrence, which in the reasonable judgment of the Corporation would defeat or frustrate the purposes of the reorganization or otherwise make the reorganization undesirable.

     7. Conditions to Obligations of Bank. The obligations of Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by Bank: all representations and warranties of the Corporation shall be true and correct in all material respects on the Effective Date, and the Corporation and New Bank shall have performed all acts required of them under the terms of this Agreement.

     8. Additional Covenants of the Parties.

          (a) Cooperation. The parties will fully cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement, including without limitation, the preparation of financial statements and the supplying of information in connection with the preparation of regulatory applications.

          (b) Expenses. All costs and expenses and charges incurred by a party hereto shall be borne by such party, including the fees of their respective accountants and attorneys; provided, however, that if the merger is not consummated for any reason, all costs and expenses incurred by the Corporation and New Bank shall be paid by Bank.

          (c) Affiliates. The parties acknowledge that (i) shares of Corporation Common received in the reorganization by persons who are affiliates of the parties for purposes of Rule 145, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, are subject to certain restrictions on the public resale of such shares; (ii) certificates evidencing shares of Corporation Common received by affiliates pursuant to the reorganization shall carry a legend referring to Rule 145 and the transfer restrictions imposed thereunder; and (iii) such shares shall be subject to stop-transfer instructions to the Corporation's transfer agent. For purposes of Rule 145 an "affiliate" means a person who was, as of the date of consummation of the reorganization, an executive officer of Bank, or a director of Bank, or a person deemed to control Bank (including without limitation a Bank shareholder owning more than 10% of the Bank stock outstanding). Neither Bank nor the Corporation is obligated to register shares of Corporation Common for resale, and any such registration shall be at the expense and instance of any shareholder, including an affiliate, desiring such registration.

     9. Termination. This Agreement and merger may be terminated and abandoned upon prompt written notice to the other party before the Effective Date, notwithstanding authorization and adoption of this Agreement by the shareholders of one or both of Bank and New Bank:

          (a) By mutual consent of Bank and the Corporation through their Boards of Directors;

          (b) By Bank at any time after July 1, 1999 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 7 of this Agreement have not been met and have not been waived in writing by Bank; or

          (c) By the Corporation at any time after July 1, 1999 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 6 of this Agreement have not been met and have not been waived in writing by the Corporation.

     10. Miscellaneous.

          (a) Assignment. This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, or pledged in any way, and shall not be subject to execution, attachment, or similar process. Any attempt to assign, transfer, pledge, or make any other disposition of this Agreement or of the rights, interests, and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

          (b) Waiver. No failure or delay of any party in exercising any right or power given to it under this Agreement shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach. No waiver of any breach or modification of this Agreement shall be effective unless contained in a writing executed by both parties.

          (c) Entire Agreement. This Agreement supersedes any other representations or agreement, whether written or oral, that may have been made or entered into by the Corporation, Bank, New Bank or by any officer or officers of such parties relating to the acquisition of Bank, or its assets or business, by the Corporation. This Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein.

          (d) Amendment. This Agreement may be modified or amended only by a written agreement executed by duly authorized officers of both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:                                 FARMERS STATE BANK


___________________________             By:________________________________



ATTEST:                                 FARMERS STATE BANCSHARES, INC.


___________________________             By:________________________________

                                    EXHIBIT A

                                MERGER AGREEMENT


     MERGER AGREEMENT ("Merger Agreement") made this _____ day of __________________, 1999, by and between FARMERS STATE BANK, a state banking organization ("Bank"), and NEW FARMERS STATE BANK, a state banking organization ("New Bank").

                                   WITNESSETH

     WHEREAS, Bank and Farmers State Bancshares, Inc. ("Corporation") have entered into an Agreement and Plan of Reorganization dated ____________, 1999 ("Agreement"), pursuant to which Bank has agreed to merge with and into the Corporation's wholly-owned subsidiary, New Bank, in a forward triangular merger; and

     WHEREAS, Bank and New Bank wish to agree on the terms of the merger now that New Bank has been formed;

     NOW, THEREFORE, the parties agree as follows:

     1. Incorporation of Plan of Reorganization. The terms and conditions of the Agreement are incorporated herein by reference in their entirety, and made a part of this Merger Agreement with the same effect as if New Bank had been a party to the Agreement.

     2. Cooperation. New Bank shall cooperate with Bank to achieve a prompt consummation of the transactions contemplated in the Agreement, and shall perform all actions necessary or convenient to be performed by it for that purpose.

     3. Articles of Incorporation. Effective as of the time this merger shall become effective as specified in the Agreement, the articles of incorporation of that bank resulting from the merger of Bank and New Bank shall read in their entirety as stated in the attached Articles of Incorporation.

     4. Capital Stock. The amount of capital stock of New Bank shall be $5,000, divided into 5,000 shares of common stock, each of $1.00 par value. At the time the merger shall become effective (and after the temporary capitalization of the interim bank has been returned to the Corporation), the resulting bank shall have $____________ in capital, a surplus of $____________, and undivided profits of $____________, adjusted, however, for earnings and expenses between _________, 199__, and the Effective Date of the merger. At the time the merger shall become effective, the 5,000 shares of New Bank stock then outstanding shall be converted into 2,250 shares, each of $100 par value, of the resulting bank.

     5.   Effective   Date.   The   Effective   Date  of  the  Merger  shall  be
______________.

     IN WITNESS WHEREOF, the parties have executed this Merger Agreement by their proper corporate officers duly authorized to execute this Agreement, as of the date first above written.

Attest:                                 FARMERS STATE BANK



___________________________             By:________________________________



Attest:                                 NEW FARMERS STATE BANK



___________________________             By:________________________________

                                    EXHIBIT B

                TAX OPINION OF BOARDMAN, SUHR, CURRY & FIELD LLP

                                   [SPECIMEN]


                           ____________________, 1998


The Board of Directors
Farmers State Bancshares, Inc.
P.O. Box 69
1606 Commercial Street
Bangor, WI  54614-0069


The Board of Directors
Farmers State Bank
P.O. Box 69
1606 Commercial Street
Bangor, WI  54614-0069



     You have requested that we render an opinion as to the tax consequences to Farmers State Bancshares, Inc. ("Holding Company"), Farmers State Bank ("Bank"), New Farmers State Bank ("New Bank"), and the shareholders ("Shareholders") of the Bank of a corporate reorganization to form a one-bank holding company, as described in an Agreement and Plan of Reorganization dated _______________, 1999, between the Holding Company and the Bank ("Agreement") and in a certain Prospectus/Proxy Statement dated _____________, 1998.

     We acknowledge that this opinion is provided for the benefit and guidance of the Holding Company and Bank.

     In making this opinion, we have relied on the Agreement, the Prospectus/Proxy Statement, the Merger Agreement (to be executed between the Bank and the New Bank), and on the truth and completeness of the warranties, representations, statements and facts contained in those documents. We have also relied upon the truth and completeness of the following representations of the Holding Company and the Bank:

     1. The fair market value of the Holding Company stock received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

     2. There is no plan or intention by the shareholders of the Bank who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining shareholders to sell, exchange, or otherwise dispose of a number of shares of Holding Company stock received in the transaction that would reduce the shareholders' ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Bank stock as of the same date. For purposes of this representation, shares of Bank stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company stock will be treated as outstanding Bank stock on the date of the transaction. Moreover, shares of Holding Company stock held by Bank shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

____________________, 1998
Page 2


     3. New Farmers State Bank ("New Bank") will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemption and distributions (except for regular, normal dividends) made by the Bank immediately preceding the transfer, will be included as assets of the Bank held immediately prior to the transaction.

     4. Prior to the transaction, the Holding Company will be in control of the New Bank within the meaning of sections 368(c)(1) of the Internal Revenue Code.

     5. Following the transaction, the New Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the New Bank within the meaning of sections 368(c)(1) of the Internal Revenue Code.

     6. The Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

     7. The Holding Company has no plan or intention to liquidate the New Bank; to merge the New Bank with and into another bank or corporation; to sell or otherwise dispose of the stock of the New Bank; or to cause the New Bank to sell or to otherwise dispose of any of the Bank's assets acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in sections 368(a)(2)(C) of the Internal Revenue Code.

     8. The liabilities of the Bank assumed by the New Bank, and the liabilities to which the transferred assets of the Bank are subject, were incurred by the Bank in the ordinary course of its business.

     9. Following the transaction, the New Bank will continue the historic business of the Bank or use a significant portion of the Bank's business assets in a business.

     10. The Holding Company, the New Bank, the Bank, and the shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     11. There is no intercorporate indebtedness existing between the Holding Company and the Bank or between the New Bank and the Bank that was issued, acquired or will be settled at a discount.

     12. No two parties to the transaction are investment companies as defined in sections 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     13. The Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case within the meaning of sections 368(a)(3)(A) of the Internal Revenue Code.

____________________, 1998
Page 3



     14. The fair market value of the assets of the Bank transferred to the New Bank will equal or exceed the sum of the liabilities assumed by the New Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

     15. No stock of the New Bank will be issued in the transaction.

     We have not undertaken to verify independently any of the factual matters upon which we rely in providing this opinion. Moreover, we have assumed that no changes have occurred or will occur with respect to the documents described above or the representations set forth in paragraphs 1 through 15 above.

     Based upon and subject to the foregoing, it is our opinion under current law that for federal and State of Wisconsin income tax purposes:

     (1) The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Internal Revenue Code Section 368(a)(2)(D).)

     (2) No gain or loss will be recognized to the Bank on the transfer of substantially all of its assets to the New Bank in exchange for Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (3) No gain or loss will be recognized to the Holding Company or the New Bank upon the receipt by the New Bank of substantially all of the assets of the Bank in exchange for Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (4) The basis of the Bank assets in the hands of the New Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the proposed transaction.

     (5) The holding period of the assets of the Bank in the hands of the New Bank will include the period during which such assets were held by the Bank.

     (6) The basis of the New Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by the New Bank in the transaction, and will be decreased by the amount of liabilities of the Bank assumed by the New Bank and the amount of liabilities to which the acquired assets of the Bank are subject.

     (7) No gain or loss will be recognized by the shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.

____________________, 1998
Page 4


     (8) The income tax basis of the Holding Company common stock to be received by the shareholders will be the same as the basis of the Bank common stock surrendered in exchange.

     (9) The holding period of the Holding Company common stock to be received by the shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

     Our opinion is limited to specific issues addressed. We express no opinion and make no representation, and no inference is intended or should be drawn from any statement in this letter, as to any other issues involving the transaction.


                                   BOARDMAN, SUHR, CURRY & FIELD LLP

                                    EXHIBIT C

                       SECTIONS 221.0706 THROUGH 221.0718
                            OF THE WISCONSIN STATUTES

Wisconsin Acts (Advance)
1995 WISCONSIN ACT 336

October 16, 1996

221.0706 Right to dissent. (1) MANDATORY DISSENTERS' RIGHTS. A shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer bank is a party.

(b) Consummation of a plan of share exchange if the issuer bank's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) PERMISSIVE DISSENTERS' RIGHTS. The articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 221.0506.

(3) RIGHTS OF DISSENTER. A shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under sections 221.0701 to
221.0718 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer bank.

221.0707 Dissent by shareholders and beneficial shareholders. (1) PARTIAL EXERCISE OF DISSENTERS' RIGHTS. A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the bank in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder, who asserts dissenters' rights under this subsection as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) RIGHTS OF BENEFICIAL SHAREHOLDERS. A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the bank the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

221.0708 Notice of dissenters' rights. (1) ACTION AT SHAREHOLDER MEETING. If proposed corporate action creating dissenters' rights under section 221.0706 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under sections 221.0701 to 221.0718 and shall be accompanied by a copy of those sections.

(2) ACTION WITHOUT SHAREHOLDER VOTE. If corporate action creating dissenters' rights under section 221.0706 is authorized without a vote of shareholders, the bank shall notify, in writing and in accordance with section 221.0103, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in section 221.0710.

221.0709 Notice of intent to demand payment. (1) METHOD OF ASSERTING DISSENTERS' RIGHTS. If proposed corporate action creating dissenters' rights under s.
221.0706 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

(a) Deliver to the issuer bank before the vote is taken written notice that complies with section 221.0103 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Refrain from voting his or her shares in favor of the proposed action.

(2) FAILURE TO COMPLY. A shareholder or beneficial shareholder who fails to comply with sub. (1) is not entitled to payment for his or her shares under sections 221.0701 to 221.0718.

221.0710 Dissenters' notice. (1) WHEN REQUIRED. If a proposed corporate action creating dissenters' rights under section 221.0706 is authorized at a shareholders' meeting, the bank shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied section 221.0709 (1).

(2) TIMING AND CONTENT OF NOTICE. The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable, and all necessary regulatory approvals are obtained. The dissenters' notice shall comply with s.
221.0103 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the bank must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

(e) A copy of sections 221.0701 to 221.0718.

221.0711 Duty to demand payment. (1) MANNER OF DEMANDING PAYMENT. A shareholder or beneficial shareholder who is sent a dissenters' notice described in section 221.0710, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in section 221.0710, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under section
221.0710 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) EFFECT OF DEMAND ON HOLDERS OF CERTIFICATED SHARES. A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) EFFECT OF FAILURE TO DEMAND. A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under sections 221.0701 to 221.0718.

221.0712 Restriction on uncertificated shares. (1) WHEN TRANSFER RESTRICTIONS PERMITTED. The issuer bank may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under section 221.0714.

(2) EFFECT OF DEMAND ON HOLDERS OF UNCERTIFICATED SHARES. The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

221.0713 Payment. (1) WHEN PAYMENT MADE. Except as provided in section 221.0715, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the bank shall pay each shareholder or beneficial shareholder who has complied with section 221.0711 the amount that the bank estimates to be the fair value of his or her shares, plus accrued interest.

(2) MATERIAL TO ACCOMPANY PAYMENT. The payment shall be accompanied by all of the following:

(a) The bank's latest available financial statements, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

(b) A statement of the bank's estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A  statement  of the  dissenter's  right to  demand  payment  under  section
221.0716 if the dissenter is dissatisfied with the payment.

(e) A copy of sections 221.0701 to 221.0718.

221.0714 Failure to take action. (1) ACTION NOT TAKEN. If an issuer bank does not effectuate the corporate action within 60 days after the date set under section 221.0710 for demanding payment, the issuer bank shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) ACTION TAKEN AT A LATER DATE. If, after returning deposited certificates and releasing transfer restrictions, the issuer bank effectuates the corporate action, the bank shall deliver a new dissenters' notice under section 221.0710 and repeat the payment demand procedure.

221.0715 After-acquired shares. (1) WITHHOLDING FOR AFTER-ACQUIRED SHARES. A bank may elect to withhold payment required by section 221.0713 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under section 221.0710 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) PAYMENT.  To the extent that the bank elects to withhold  payment under sub.
(1) after effectuating the corporate action, the bank shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The bank shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 221.0716 if the dissenter is dissatisfied with the offer.

221.0716 Procedure if dissenter is dissatisfied with payment or offer. (1) RIGHTS OF DISSENTER. A dissenter may, in the manner provided in sub. (2), notify the bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received under section 221.0713, or reject the offer under section
221.0715 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under section 221.0713 or offered under section 221.0715 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The bank fails to make payment under section 221.0715 within 60 days after the date set under section 221.0710 for demanding payment.

(c) The issuer bank, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under section
221.0710 for demanding payment.

(2) WAIVER OF RIGHTS. A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the bank of his or her demand under sub. (1) in writing within 30 days after the bank makes or offers payment for his or her shares. The notice shall comply with section 221.0103.

221.0717 Court action. (1) WHEN SPECIAL PROCEEDING REQUIRED. If a demand for payment under section 221.0716 remains unsettled, the bank shall bring a special proceeding within 60 days after receiving the payment demand under section
221.0716 and petition the court to determine the fair value of the shares and accrued interest. If the bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) WHERE PROCEEDING TO BE BROUGHT. The bank shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the bank is a foreign bank without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer bank that merged with or whose shares were acquired by the foreign bank.

(3) PARTIES TO THE PROCEEDING. The bank shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in section 801.14.

(4) JURISDICTION. The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) JUDGEMENTS. Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the bank.

(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters' notice under section 221.0710(2)(c), for which the bank elected to withhold payment under section 221.0715.

221.0718 Court costs and counsel fees. (1) ASSESSMENT OF AND LIABILITY FOR COSTS. (a) Notwithstanding sections 814.01 to 814.04, the court in a special proceeding brought under section 221.0717 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the bank, except as provided in par.(b).

(b) Notwithstanding sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 221.0716.

(2) WHEN LIABLE FOR FEES AND COSTS. The parties shall bear their own expenses of the proceeding, except that, notwithstanding sections 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the bank and in favor of any dissenter if the court finds that the bank did not substantially comply with sections 221.0708 to 221.0716.

(b) Against the bank or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) PAYMENT OF COUNSEL  AND  EXPERTS  FROM  RECOVERY.  Notwithstanding  sections
814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    EXHIBIT D

                            ARTICLES OF INCORPORATION
                        OF FARMERS STATE BANCSHARES, INC.

                            ARTICLES OF INCORPORATION
                               Stock (for profit)


     Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Chapter 180 of the Wisconsin Statutes repealed and recreated by 1989 Wis. Act 303:

     ARTICLE 1. Name of Corporation: Farmers State Bancshares, Inc.

     ARTICLE 2. The Corporation shall be authorized to issue 2,250 shares. The par value of each share shall be $1.00.

     ARTICLE 3. The street address of the initial registered office is: P.O. Box 69, 1606 Commercial Street, Bangor, WI 54614-0069.

     ARTICLE 4. The name of the initial registered agent at the above registered office is: Richard G. Bedessem

     ARTICLE 5. Other provisions (OPTIONAL): Article 5 continued on attached pages incorporated by reference.

     ARTICLE 6. Executed on October ____ 1998.

     Name and complete address of each incorporator:

                  John E. Knight
                  Boardman, Suhr, Curry & Field LLP
                  P.O. Box 927
                  Madison, Wisconsin  53701-0927


                                     /s/ John E. Knight
                                     (Incorporator Signature)

This document was drafted
by John E. Knight.



DFI CORP FILE ID NO. B033595 Document stamped Received October 19, 1998, 12:02 p.m. by State of Wisconsin, Department of Financial Institutions. Document stamped Filed October 21, 1998, by State of Wisconsin, Department of Financial Institutions.

                         FARMERS STATE BANCSHARES, INC.

                            ARTICLES OF INCORPORATION

Article 5. (Continued):

     A. Board of Directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

         Richard G. Bedessem                Earl Pralle
         1106 Cardinal Street               734 Cardinal Street
         Bangor, WI  54614                  Bangor, WI  54614

         George Bahr                        Larry Wehrs
         W3278 State Road 33                1705 Henry Johns Boulevard
         La Crosse, WI  54601               Bangor, WI  54614

         Thomas Filla
         c/o Bangor Vet. Service
         1714 Pearl Street
         Bangor, WI  54614

     B. Transfer Restrictions.

     1. Shareholders of the Corporation's capital stock, herein the "Stock," may not sell, transfer, assign, encumber, pledge, hypothecate, or in any way dispose of or alienate any of their shares of the Stock, or any right, title or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, in this Part B called a "transfer", without the prior written consent of the Corporation. Provided, however, that the prior written consent of the Corporation shall not be required as to: (i) any transfer between a shareholder and his or her spouse; or (ii) any pledge or hypothecation of shares of the Stock, provided, that as a condition precedent to the effectiveness of either of the transfers described in (i) or (ii) herein, the transferee in any such transfer shall be bound by all of the terms and conditions of this Article 5B.

     2. In the event a shareholder, herein the "Selling Shareholder", desires to transfer his or her shares of Stock, or any portion of it, called the "Offered Shares", other than in a transaction of the type described in (i) or (ii) above, without first obtaining the written consent of the Corporation, the Selling Shareholder, first, shall give the Corporation written notice of his or her intent to do so, stating in the notice the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The
Selling  Shareholder  shall  include  with  the  written  notice  given  to  the
Corporation under this paragraph a copy of the written offer to purchase the Offered Shares. The Corporation shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Corporation by the Selling Shareholder. The Corporation shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice of the Selling Shareholder. In the event the Corporation does not exercise its acquisition rights within the time period as provided herein with respect to all of the Offered Shares, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Corporation, and at the same consideration and on the same terms and conditions as set forth in such written notice. After giving any notice of intended transfer of any shares of the Stock pursuant to this Article 5B, the Selling Shareholder, unless requested by the other shareholders of the Corporation holding a majority of the Corporation's outstanding shares of capital stock, not including the shares of the Stock held by the Selling Shareholder, shall refrain from participating as an officer, director or shareholder of the Corporation with respect to the Corporation's decision on whether or not to acquire the Offered Shares and, if so requested to participate, the Selling Shareholder shall cooperate with the other shareholders and the Corporation in every reasonable way to effectuate the purpose of this
Article 5B. Except as provided in this Article 5B, the Selling Shareholder shall be bound by the restrictions and limitations imposed by this Article 5B after any notice of a desire to transfer is given and whether or not any such transfer actually occurs. As a condition precedent to the effectiveness of any transfer of Offered Shares to any person or entity, such transferee shall agree in writing to be bound by all of the terms and conditions of this Article 5B.

     C. Stock Certificates. Each certificate representing shares of the Stock shall have endorsed thereon a legend in substantially the following form:

          The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5 of the Corporation's Articles of Incorporation, a copy of which is on file at the offices of the Corporation.

     Any attempted or purported sale, transfer, assignment, encumbrance, pledge, hypothecation or other disposition or alienation of any of the shares of the Stock by a shareholder in violation of this Article 5 shall be null, void and ineffectual, and shall not operate to transfer any right, title or interest whatsoever in or to such shares of the Stock.

     D. Amendment. The provision of this Article 5, may not be amended, altered or repealed except by the affirmative vote of holders of at least seventy five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration or repeal be contained in the notice of meeting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors.

     Sections 180.0850 through 180.0859 of the Wisconsin Statutes permit and in some cases require indemnification of directors, officers, employees, and agents of a Wisconsin corporation. In general, such indemnification is required unless the person violates a duty of loyalty or a duty of care as specifically set forth in the statutes. Section 180.0851, Wis. Stats.

     Article VII of the registrant's bylaws provide for indemnification of officers and directors under terms and conditions that follow the statutory language cited above. A complete copy of the bylaws is included in Exhibit 3 hereto.

Item 21.  Exhibits and Financial Statement.

     Schedules

          (a) Exhibits. The following exhibits are submitted:

          Exhibit   Description
          No.

          2 Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

          3 Articles of Incorporation (set forth as an exhibit to the Prospectus) and bylaws of Farmers State Bancshares, Inc.

          4         Specimen stock certificate of Farmers State Bancshares, Inc.

          5         Opinion of Boardman, Suhr, Curry & Field LLP

          8 Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)

          23 Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)

          99        Form of Proxy for shareholders of Farmers State Bank

          (b) No financial statement schedules are required to be filed with regard to Farmers State Bancshares, Inc. or Farmers State Bank. Item 22. Undertakings.

     (1) The registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Act");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) The registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangor, State of Wisconsin, on the 3rd day of December, 1998.

                                        FARMERS STATE BANCSHARES, INC.
                                        By:


                                        _________________________________
                                        Richard G. Bedessem, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on the 3rd day of December, 1998.

Signature                               Title(s)


/s/ Richard G. Bedessem                 Director, President, Treasurer
Richard G. Bedessem


/s/ George Bahr                         Director
George Bahr


/s/ Thomas Filla                        Director
Thomas Filla


/s/ Earl R. Pralle                      Director
Earl R. Pralle


/s/ Larry Wehrs                         Director
Larry Wehrs

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   FORM S-4EF

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933





                                   ----------



                         FARMERS STATE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)




                                 E X H I B I T S

                                INDEX TO EXHIBITS


     Exhibit No.     Description

         2 Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

         3 Articles of Incorporation (set forth as an exhibit to the Prospectus) and bylaws of Farmers State Bancshares, Inc.

         4          Specimen stock certificate of Farmers State Bancshares, Inc.

         5          Opinion of Boardman, Suhr, Curry & Field LLP

         8 Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)

         23 Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)

         99         Form of Proxy for shareholders of Farmers State Bank